Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as Amended.

Amended and Restated Agreement

Gene Logic Inc.

Affymetrix, Inc.

CONTENTS

1 Introduction	-3-

2 Definitions	-3-

3 Probe Array Supply	-6-

4 Affymetrix Proprietary Rights	-11-

5 Compensation	-12-

6 Intellectual Property	-16-

7 Project Coordination	-18-

8 Confidentiality	-18-

9 Warranty	-19-

10 Indemnity	-20-

11 Term and Termination	-20-

12 Dispute Resolution	-21-

13 Miscellaneous	-21-

Exhibit A	-27-
Exhibit B	-28-
Exhibit C	-29-
Exhibit D	-30-
Exhibit E	-31-
Exhibit F	-33-
Exhibit G	-35-
Exhibit H	-36-
Exhibit I	-37-

AGREEMENT

This agreement (“Agreement”) is effective as of January 1, 2002 (“Effective Date”) between Affymetrix, Inc. (“Affymetrix”) a Delaware corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051, and Gene Logic Inc., a Delaware corporation having its principal place of business at 708 Quince Orchard Road, Gaithersburg, Maryland, 20878 (“Gene Logic”).

1.	Introduction
1.1	Affymetrix has research, development, and manufacturing capabilities and facilities, and has developed certain rights relevant to DNA probe array based technology.
1.2	Gene Logic has research and development capabilities, and facilities to conduct research and development activities for the generation of databases useful in life sciences research.
1.3	Affymetrix and Gene Logic desire to enter into an agreement whereby Affymetrix will supply Gene Logic and/or its Subsidiaries with DNA probe arrays for use in Gene Logic’s and/or its Subsidiaries’ development of database products and services.
1.4	In consideration of the mutual covenants and promises contained in this Agreement, Affymetrix and Gene Logic agree as follows:

2.	Definitions
2.1	“Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm which is controlled by or controls a Party or is under common control with a Party, but only for so long as such Affiliate remains an Affiliate of a Party, and only if such Affiliate is bound by the terms of this Agreement. For purposes of this Section, “control” shall mean, in the case of corporations (or equivalents of corporations), direct or indirect ownership of more than 50% of the stock having the right to vote for directors of such corporation or, in the case of partnerships, more than 50% of the ownership interest in such partnership. The Parties agree that MetriGenix, Inc. shall not be considered an Affiliate of Gene Logic for the purposes of this Agreement.
2.2	“Affiliate’s Area of Interest” shall mean the use of Probe Arrays or data therefrom as a research tool to generate gene expression data for Affiliate’s internal research and development activities.
2.3	“Chip Improvement Inventions” shall mean all inventions for which patent applications are filed that are conceived or first reduced to practice by an employee or contractor of a Party or its Affiliates resulting from design or use of the Probe Arrays supplied hereunder, and specifically those relating to probe array manufacturing techniques, probe array layouts, probe array packaging techniques, probe array assay techniques ([...***...]), and probe array software analysis techniques relating to the extraction of data from probe arrays and storing such data in a computer file, but not including software analysis techniques for later processing of such data. It is to be understood that inventions made independently of design or use of Probe Arrays (such as those inventions made in the course of design or use of Gene Logic’s proprietary technologies or other non-Affymetrix technologies) are not Chip Improvement Inventions within the meaning of this Agreement. Chip Improvement Inventions shall further not include any other inventions that are conceived of or reduced to practice by an employee or contractor of a Party or its Affiliates including, for example, expression data or discoveries resulting

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therefrom, targets identified through the use of the Probe Arrays, or correlations between genetic sequences and function.
2.4	“Committee” shall mean the individuals designated by Gene Logic and Affymetrix to serve on a coordinating committee as outlined in Section 7.
2.5	“Confidential Information” shall mean all information and materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party and which derive value to a Party from not being generally known, including, but not limited to DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, trade secrets, preclinical and clinical trials and the results thereof, sources of supply, patent positioning, and business plans, including any negative developments. Without limiting the foregoing, the Parties confirm their understanding that Chip Improvement Inventions are deemed by the Parties to be the Confidential Information of Affymetrix and that Gene Logic may not publish, disclose, divulge or otherwise communicate to third parties Chip Improvement Inventions without the prior written approval of Affymetrix which must be obtained.
2.6	“Custom Probe Array” means, except where otherwise set forth herein, a custom Probe Array, based on Target Sequences submitted by Gene Logic, sold by Affymetrix only to Gene Logic and/or its Affiliates hereunder.
2.7	“Database” shall mean a collection of Datapoints derived from a Probe Array which is made available for license broadly in whole or in part for use to derive additional information.
2.8	“Datapoint” shall mean a Gene represented on a Probe Array and comprises all probe pairs on the array that represent the Gene.
2.9	“Demonstration Database” shall refer to a database of gene expression data that contains no more than the applicable maximum number of Datapoints. During the Term, the applicable maximum number of Datapoints shall be [...***...] million.
2.10	“Fabrication Verification Criteria” shall mean Affymetrix’ then current quality control criteria for the applicable Probe Arrays.
2.11	“Gene” shall refer to a nucleic acid sequence encoding a distinct RNA. A Gene may be represented by a partial nucleic acid sequence representing an expressed sequence tag (EST). Multiple ESTs from the same Gene are considered a single Gene. Polymorphic variants of a nucleic acid sequence are considered a single Gene, provided that such polymorphic variants must have at least [...***...] % homology with the underlying Gene. If a nucleic acid sequence encodes multiple distinct RNAs due to alternative splicing, each alternative internal splice variant is considered a distinct Gene.
2.12	“Gene Logic’s Area Of Interest” shall mean the use of Probe Arrays as a research tool to generate gene expression data for a) generating databases for license to third parties for value; and b) performing Services; and c) performing Tox Services; and d) Gene Logic’s internal research and development activities.
2.13	“Genetic Inventions” shall mean all genetic sequence (including related protein) and function inventions discovered by Gene Logic through the use of an Probe Array data including, without limitation, any invention which is covered by an issued patent that contains data from the Probe Array data or was supported during patent prosecution by data obtained from the Probe Array data.
2.14	“Lot” shall refer to the standard minimum quantities Probe Arrays are made available to third parties, as set forth in Affymetrix’ price list and specifications.

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2.15	“Net Sales” shall mean the aggregate United States Dollar equivalent of gross revenues derived by or payable to Gene Logic or its Subsidiaries for or on account of the license of Databases, including Databases sold or licensed as part of a system, package, or combination product, to third parties including Subsidiaries where such Databases are not for re-license or resale, less a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections, or return of items previously sold, b) prompt payment or actual trade or quantity discounts actually allowed and taken, c) excises, sales taxes, value added taxes, consumption taxes, duties, foreign withholding tax actually withheld, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and d) insurance and delivery costs actually incurred. No deduction shall be made for any item of cost incurred by Gene Logic or its Subsidiaries in preparing, manufacturing, shipping, or selling Databases except as permitted pursuant to a), b), c) and d) above. Net Sales shall not include any transfer between Gene Logic and any of its Subsidiaries for re-license or resale. If Gene Logic or a Subsidiary licenses or sells to or through a distributor (which is not an Affiliate or Subsidiary of Gene Logic), Net Sales shall be the gross revenues received by Gene Logic and/or the applicable Subsidiary from the license of the Database to such distributor. Any such distributor arrangement must be under reasonably conventional distributor terms. In the event that Gene Logic or any of its Subsidiaries licenses a Database to third parties for other than monetary value (including without limitation an equity transaction) in whole or in part, such transfer shall be considered a license hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be equal to the higher of the fair market value of such non-monetary consideration, or the average price of arms length licenses by Gene Logic or its Subsidiaries for similar products in such country during the royalty reporting period in which such transfer occurs, or if no such arms length licensing occurred in such country during such period, during the last period in which such arms length sales occurred. If no such arms length licenses have occurred in a particular country, Net Sales for such transfer shall be the average price of arms length licenses for similar products in all countries. Gene Logic and its Subsidiaries shall at all times act in commercially reasonable good faith (including, without limitation, the use of generally accepted accounting principles, consistently applied) and shall not intentionally or knowingly inappropriately or inaccurately apportion amounts invoiced for the purpose or effect of circumventing or depriving Affymetrix of any benefit due under this Agreement.
2.16	“Party” shall mean Affymetrix or Gene Logic. “Parties” shall mean Affymetrix and Gene Logic.
2.17	“Physical Defects” shall mean defects resulting from the manufacture or handling of Probe Arrays by Affymetrix prior to shipment, such that Affymetrix reasonably agrees that such defects are the [...***...] of [...***...] of [...***...] to [...***...] for a [...***...]. Such determination must be made by Affymetrix Technical Support pursuant to the Affymetrix Replacement Policy as set forth in Exhibit F hereto.
2.18	“Probe Arrays” shall mean a solid support having an array of polynucleotides with known location and sequence fabricated by Affymetrix pursuant to this Agreement for use in expression analysis and shall include Proprietary Probe Arrays and Custom Probe Arrays.

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2.19	“Proprietary Probe Arrays” shall refer to Probe Arrays which contain substantial proprietary genetic information of a third party for which incremental fees are due by Affymetrix to such third party associated with the use of such proprietary genetic information.
2.20	“Sample Supplier” shall mean a not-for-profit third party supplier of biological samples to Gene Logic that exchanges such samples for a Sample Supplier Database.
2.21	“Sample Supplier Database” shall mean a Database of no more than [...***...] ([...***...]) Datapoints of the then current version of Probe Arrays that is provided to a Sample Supplier in exchange for the samples from which such Datapoints are derived.
2.22	“Services” shall mean the use of Probe Arrays in generation of data that will be provided to only one third party. Services shall include databases developed by Gene Logic and/or its Subsidiaries exclusively for a third party customer solely for such third party customer’s internal use. In the event that data are provided on a service basis and later released for commercial distribution as a database, such collection of data shall be considered a “Service” at the time delivered to a single customer. The Parties agree that in the rollout of a Database update to Gene Logic customers, this Service definition shall not be triggered if no more than [...***...] elapsed between the first and last receipt of such Database update by Gene Logic customers (excluding [...***...]).
2.23	“Significant Physical Defects” shall refer to Physical Defects in Probe Arrays which meet Affymetrix’ [...***...] criteria for significant physical defects as determined by Affymetrix Technical Support. It is understood that the criteria for Significant Physical Defects are [...***...] than Affymetrix’ [...***...] replacement criteria. The list in Exhibit D may be reasonably updated by the Committee from time-to-time.
2.24	“Subsidiary” shall mean any Affiliate which is wholly-owned by Gene Logic and which is controlled by Gene Logic including day-to-day management operations, but only for so long as such Subsidiary remains a Subsidiary of Gene Logic, and only if such Subsidiary is bound by the terms of this Agreement. For purposes of this Section, “control” shall mean, in the case of corporations (or equivalents of corporations), direct or indirect ownership of 100% of the stock having the right to vote for directors of such corporation or, in the case of partnerships, 100% of the ownership interest in such partnership.
2.25	“Subsidiary’s Area Of Interest” shall be the same as Gene Logic’s Area of Interest.
2.26	“System(s)” shall mean fluidics station(s), work station(s), hybridization oven(s), probe array reader(s), and associated software, such software licensed to Gene Logic, and such fluidicsstation(s), work station(s) and probe array reader(s) sold to Gene Logic.
2.27	“Term” shall mean the period beginning on the Effective Date and ending on a date two (2) years thereafter, unless extended for an additional two (2) year period at Gene Logic’s election; notice of such election to be provided to Affymetrix in writing no less than six (6) months in advance of the expiration of the initial Term.
2.28	“Tox Services” shall mean the use of Probe Arrays in generation of toxicity screening data that will be provided to only one third party solely for such third party customer’s internal use.

3.	Probe Array Supply
3.1	Custom Probe Arrays may be ordered only in full Lots.
3.2	Beginning on the Effective Date, Affymetrix will deliver such quantities of the appropriate Probe Arrays which have passed the Fabrication Verification Criteria at or before the time specified in a properly rendered forecast made pursuant to Section 3.3, or,

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for the first 3 months of the Term, according to a forecast previously supplied by Gene Logic and/or its Subsidiaries and attached as Exhibit C.
3.3	Beginning on the Effective Date and on the first business day of each month during the Term of this Agreement, Gene Logic and its Affiliates will provide a reasonable, good faith forecast of Probe Arrays to be supplied by Affymetrix during the following [...***...] period or the period until the end of the Term if less than [...***...] (such forecasts to be supplied by number of Probe Arrays and part number) to Gene Logic and its Affiliates. The forecast will be provided according to a mechanism and on forms to be agreed upon in good faith by the Parties. The first and second month of such forecast (part number and individual quantity) shall constitute a firm order. The subsequent months of such forecast will be for capacity planning purposes only, and shall not constitute a firm commitment. If the number of ordered Probe Arrays forecast for a month increases by more than [...***...] from the immediately preceding firm forecast for such month then the number of such Probe Arrays above the [...***...] increase shall be supplied in a reasonable time, but shall not be subject to penalty or breach on account of late supply thereof.
3.4	Probe Arrays will be packed in Affymetrix’ standard shipping packages and shipped to the address specified by Gene Logic and/or its Affiliates. Deliveries will be F.C.A. Affymetrix’ facility or the facility of its sales representative. Affymetrix will ship via a carrier selected by Gene Logic or, if none is specified by Gene Logic, Affymetrix will select the carrier. Title and risk of loss of damage for deliveries will pass to Gene Logic and/or its Affiliates upon Affymetrix’ actual delivery of the Probe Arrays to the carrier for shipment to Gene Logic and/or its Affiliates. Gene Logic and/or its Affiliates will pay all shipping costs, duties, and sales taxes. Gene Logic and/or its Affiliates will advise Affymetrix if insurance is desired on any shipments of Probe Arrays, and will reimburse Affymetrix for all such insurance charges. Affymetrix will ship new orders of Probe Arrays within [...***...] days of receipt of purchase order for such new orders (excluding Custom Probe Arrays which will be provided pursuant to Section 3.6.1 and replacement Probe Arrays pursuant to Exhibit F which will be shipped pursuant to Section 3.14).
3.5	Affymetrix will provide Gene Logic with [...***...] qualified instructor-days of training in use of Probe Arrays and Systems at Affymetrix’ expense and in schedules to be mutually and reasonably agreed. In cases where Gene Logic elects to have training at Affymetrix’ facility, travel and expenses of Gene Logic personnel will be paid by Gene Logic. Additional training will be reasonably provided by Affymetrix to Gene Logic at the request of Gene Logic at the then current commercial terms.

3.6	3.6.1	Gene Logic and/or its Affiliates are entitled to purchase Custom Probe Array designs from Affymetrix for $[...***...] per custom design. This pricing permits specifications for arrays of up to [...***...] probes per Probe Array, up to [...***...] bases, and up to [...***...] synthesis steps. Designs for a Custom Probe Array representing eukaryotic organism genes and containing Probe Sets of [...***...] probe pairs per gene with [...***...] µm feature sizes may contain probes distributed across the surface of the array. When ordering Custom Probe Arrays, Gene Logic and/or its Affiliates will identify Target Sequences for each Custom Probe Array as set forth in the applicable documentation provided by Affymetrix, a current version of which is attached as Exhibit H hereto. If the

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information received by Affymetrix does not include the information required, Affymetrix will advise Gene Logic and/or its Affiliates of any additional needed information. Upon Affymetrix confirming receipt of complete Target Sequences and related information for each Custom Probe Array design, Affymetrix will use reasonable efforts to design, lay out, produce masks, and manufacture one Lot of Custom Probe Arrays for each such custom design as follows: (i) within [...***...] if Gene Logic orders [...***...]; (ii) within [...***...] for up to [...***...] custom designs; and (iii) for more than [...***...] custom designed, according to the schedule quoted to Gene Logic and/or its Affiliates at the time they order such Custom Probe Array designs. Where Gene Logic and/or its Affiliates have ordered more than [...***...] Affymetrix reserves the right to provide the initial Lots of Custom Probe Arrays for each such design at separate times, at Affymetrix’ sole discretion, subject to the maximum time periods described in the previous sentence; in such case, the order that the initial Lots of each such design will be provided relative to such other designs and will be determined by a priority list submitted by Gene Logic at the time it orders the designs or, if no such list is submitted, in Affymetrix’ discretion. In no event shall Affymetrix be obligated to supply more than [...***...] custom designs per year. Delivery times for all additional Lots of Custom Probe Arrays ordered pursuant to this letter will be quoted at the time Affymetrix receives a firm order for such products and shall not exceed [...***...] from the date of such order. Potential deviations from the standard custom design specifications as described above that Affymetrix may consider are outlined in Exhibit G hereto. Gene Logic acknowledges that implementation of any or all deviations listed in Exhibit G for a particular custom design may increase the time period between order placement and delivery of Custom Probe Arrays based on any such design, provided however that any such implementation will in no event cause the schedule to increase more than [...***...]. All such time extensions for a particular custom design will be discussed with Gene Logic prior to start of such design. All Custom Probe Arrays must be ordered and purchased in whole Lot increments, where a “Lot” is [...***...] Custom Probe Arrays, and the Lot size and/or range may be modified by Affymetrix upon reasonable notice to Gene Logic. The term “Target Sequences” refers to a set of Gene sequences for which Gene Logic and/or its Affiliates will have Affymetrix make Custom Probe Arrays pursuant to this Agreement. Gene Logic shall be fully responsible for the Target Sequences, and, except to the extent arising from Affymetrix’ commercialization of a particular Custom Probe Array design, Gene Logic will settle or defend any legal proceeding brought against Affymetrix in connection with the Target Sequences in accordance with Section 10.1.

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3.6.2	Standard Custom Probe Arrays are currently available in the following formats and lot sizes:

Format	Arrays/Wafer	Minimum Order

Standard
Midi
Mini	[...***...]	[...***...]
Maxi

All Standard Custom Probe Arrays must be ordered and purchased in whole lot increments, which may be changed upon reasonable notice from Affymetrix. The Standard Custom Probe Array per unit list prices are based upon Custom Probe Array format and organism.
3.6.3	In the event Gene Logic, upon request and in its sole discretion, elects to permit Affymetrix, in its sole discretion, to commercialize particular Custom Probe Array designs ordered hereunder by distributing probe arrays based on such design (“Branded Arrays”) to third parties, the Parties agree to negotiate in good faith for each such design the grant of a license by Gene Logic to Affymetrix under Gene Logic’s relevant intellectual property rights, if any, to distribute Branded Arrays based on such design; each such license may include [...***...], if any, or [...***...], taking into account, among other things, the [...***...] and [...***...] based on such [...***...]
3.7	Except as explicitly permitted in Exhibit E, or otherwise set forth in Section 5.3 below, neither Gene Logic, nor its Subsidiaries nor Affiliates may:
1)	transfer the Probe Arrays provided by Affymetrix pursuant to this Agreement to third parties; or
2)	transfer data generated therewith to any third party except that Gene Logic and Subsidiaries may transfer data to:
i)	each other for use in such Subsidiaries’ or Gene Logic’s Area of Interest or
ii)	subscribers to a Database
iii)	Sample Suppliers or
iv)	in the case of Services or Tox Services, to a single third party; or
3)	provide services to any third party, using the Probe Arrays provided by Affymetrix pursuant to the Agreement except Gene Logic and/or its Subsidiaries may provide Services or Tox Services:
(a)	as to those Probe Arrays, excluding Custom Probe Arrays, where:
i)	the Service or Tox Service recipient agrees to limit further distribution of the data to other third parties consistent with Affymetrix’ normal probe array supply terms as set forth in Exhibit A and updated from time to time with advance notice to Gene Logic (it being understood that the service terms in Exhibit A may be reasonably modified with mutual agreement of Affymetrix and Gene Logic consistent with the terms of this Agreement), and

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ii)	the fee for Probe Arrays used in Services or Tox Services is paid pursuant to Section 5.3; and
(b)	as to those Custom Probe Arrays where:
i)	the Service or Tox Service recipient is a Database subscriber (or Gene Logic has a bona fide, reasonable belief that such recipient will become a Database subscriber within the then-following [...***...] month period, in which case no more than [...***...] Custom Probe Arrays shall be used by Gene Logic for Services or Tox Services to such recipient prior to such recipient becoming a Database subscriber (however, upon such recipient’s request, Gene Logic may replicate the Custom Probe Array-based experiment(s) performed for such recipient by using no more than [...***...] Custom Probe Array per each Custom Probe Array (up to the [...***...] Custom Probe Array maximum described above) actually used in such experiment(s) for such recipient) up to a maximum of [...***...] recipients per year; Affymetrix will consider proposals made by Gene Logic in good faith to increase the permitted maximum number of such recipients per year provided that Affymetrix shall have no obligation hereunder with respect to any such proposal); and
ii)	the Service or Tox Service recipient agrees to limit further distribution of the data to other third parties consistent with Affymetrix’ normal probe array supply terms as set forth in Exhibit A and updated from time to time with advance notice to Gene Logic (it being understood that the service terms in Exhibit A may be reasonably modified with mutual agreement of Affymetrix and Gene Logic consistent with the terms of this Agreement), and
iii)	the fee for Custom Probe Arrays used in Services or Tox Services is paid as set forth in Section 5.3; or
4)	allow any third party to use the Probe Arrays supplied by Affymetrix to Gene Logic and/or its Affiliates and Subsidiaries under this Agreement; or
5)	otherwise use the Probe Arrays delivered hereunder outside of Gene Logic’s, its Affiliates’ or Subsidiaries’ Area of Interest as applicable; or
6)	reuse the Probe Arrays; or
7)	use such Probe Arrays in diagnostic or other settings requiring FDA or other regulatory agency approval unless Gene Logic or Affiliates obtains such approval and such Probe Arrays are to be used in a clinical trial (and such Probe Arrays are not for microbial or pathogenic organisms).
Gene Logic and/or its Affiliates and Subsidiaries will allow Affymetrix reasonable, periodic (but not more often than quarterly) access to the Systems during regular business hours and with advance written notice to ensure compliance with the prohibition against reuse.

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3.8	All Databases transferred to a third party by Gene Logic or a Subsidiary pursuant to this Agreement must be compliant with a community supported standard data exchange format for gene expression data, if and when such format is established. Gene Logic will bear its costs of such compliance.
3.9	Gene Logic and/or its Subsidiaries may not sell or license the Databases through a distributor or agent that is involved directly or indirectly in legal proceedings with Affymetrix or its Affiliate, or holds patent interests adverse to Affymetrix or its Affiliates related to probe arrays, unless such distributor or agent is approved in advance in writing by Affymetrix. In order to enforce this provision Affymetrix must provide Gene Logic reasonable and prompt written notice of such indirect involvement in legal proceedings, or such adverse patent interests, upon Affymetrix becoming aware of such indirect involvement, or such adverse patent interests, with which counsel for Gene Logic reasonably concurs.
3.10	Affymetrix will provide sufficient genetic information to identify the Genes on a Probe Array. If Affymetrix updates its Probe Arrays to include additional or different genetic sequence information, Affymetrix will provide information to the best of its ability to allow for Gene Logic to compare its data with prior results.
3.11	Unless otherwise stated herein, Affymetrix agrees that all Probe Arrays delivered hereunder will have an expiration date as indicated on each Probe Array at least [...***...] from the date of delivery of such Probe Array to Gene Logic.
3.12	The Parties agree that the following is a complete satisfaction and accord for the replacement of Probe Arrays for NITs ([...***...] Probe Arrays) and Human Probe Array credits ([...***...] Probe Arrays) under the Prior Agreement. Replacement Probe Arrays shall be provided in 2002, [...***...] in the [...***...] and [...***...] in the [...***...], in accordance with the following:

1.	[...***...] rat Probe Arrays A, B or C in any combination; and
2.	[...***...] human Probe Arrays from Affymetrix’ then-current product catalog.

Additionally, Affymetrix will provide Gene Logic with [...***...] human Probe Arrays free of charge to satisfy such replacement Probe Arrays noted above.
3.13	In no event will Affymetrix be obligated to provide more than [...***...] Probe Arrays in any one month.
3.14	All Probe Arrays supplied by Affymetrix pursuant to this Agreement shall be subject to Affymetrix’ Replacement Policy as set forth in Exhibit F hereto (“Replacement Policy”) and, once determined to be defective in accordance with the Replacement Policy, replaced within [...***...] business days of such determination.

4.	Affymetrix Proprietary Rights
4.1	Until the end of the Term, Gene Logic will not buy arrays of diverse nucleic acids on solid supports from a third party when such third party arrays materially infringe or would materially infringe the patent or copyright rights of Affymetrix or its Affiliates. In order to enforce this provision Affymetrix must provide Gene Logic a) reasonable and prompt written notice of such infringement upon Affymetrix becoming aware of such infringement, and b) reasonable evidence of such infringement, with which counsel for

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Gene Logic reasonably concurs. This paragraph shall not confer on Gene Logic or any third party any rights under the patent rights of Affymetrix.

5.	Compensation
5.1	During the Term of this Agreement, in consideration for the [...***...], the Database license, and services and other support available hereunder, Gene Logic shall pay to Affymetrix a fee of $[...***...] annually according to the following payment schedule: $[...***...] three months from the Effective Date and $[...***...] at the end of every three month period thereafter during the Term.
5.2	5.2.1	Gene Logic agrees to purchase a minimum of $[...***...] in HU133 Probe Arrays in the [...***...] of [...***...]. Affymetrix agrees that the foregoing HU133 Probe Arrays delivered in accordance with the previous sentence and all HU133 Probe Arrays purchased in [...***...] will have an expiration date as indicated on each Probe Array at least [...***...] from the date of delivery of such Probe Array to Gene Logic and/or its Subsidiaries. Gene Logic commits to purchase a minimum of [...***...] Probe Arrays during the [...***...] which includes up to [...***...] HU133 Probe Arrays ([...***...] to be shipped in [...***...]) to be used for Upgrades in accordance with Section 5.2.3 below. If Gene Logic does not order [...***...] Probe Arrays during the period [...***...] through [...***...], Affymetrix reserves the right to invoice Gene Logic for, and Gene Logic agrees to pay, the difference between [...***...] and the number of Probe Arrays actually ordered by Gene Logic in [...***...] multiplied by $[...***...]. If Affymetrix raises prices for the products attached hereto in Exhibit I to Gene Logic and its Affiliates during the period [...***...] through [...***...], the Parties agree to cancel the above purchase commitment of [...***...] Probe Arrays and the Parties agree to renegotiate such purchase commitment.
	5.2.2	For each expression Probe Array (excluding those Probe Arrays for use in Services and Tox Services) delivered to Gene Logic or its Affiliates that meets the Fabrication Verification Criteria, Gene Logic and or its Affiliates will pay a fixed fee of the greater of: [...***...] % of Affymetrix’ then current U.S. list price as published in its catalog; or, $[...***...]. The foregoing notwithstanding, for each HU133 Probe Array (excluding those HU133 Probe Arrays for use in Services or Tox Services) delivered to Gene Logic or its Affiliates that meets the Fabrication Verification Criteria, Gene Logic or its Affiliates will pay the lesser of: [...***...]% of Affymetrix’ then current U.S. list price (which is currently $2,500 per array pursuant to Exhibit I) which may be updated from time-to-time; or $[...***...]. Proprietary Probe Arrays will be discounted equivalently provided that genetic information access fees actually paid by Affymetrix to a third party are not discounted and only to the extent that the genetic information access fees are not reflected in the list price of standard equivalently sized probe arrays.
	5.2.3	Gene Logic commits to purchase a minimum of [...***...] HU133 Probe Arrays ([...***...] sets) to be used for the purpose of upgrading samples previously run on Affymetrix arrays and the data of which is included in Gene Logic’s current human database (“Upgrade”), therefore for each HU133 Probe Array purchased solely for the Upgrade, Gene Logic will pay the greater of: [...***...] % of the discounted price set forth in Section 5.2.2; or, $[...***...]. Such discount only

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		applies to HU133 Probe Arrays that are being used in the Upgrade. Gene Logic shall [...***...] HU133 Probe Arrays [...***...] solely for the Upgrade.
	5.2.4	The per unit Custom Probe Array pricing is based on the [...***...] of [...***...] represented on [...***...] that varies with both (i) [...***...] and (ii) the [...***...]of [...***...]. The current maximum list prices (which are based on a maximum feature size of [...***...] µm) for specific species are: $[...***...] per human Probe Pair, $[...***...] per rat Probe Pair, $[...***...] per murine Probe Pair, $[...***...] per [...***...] Probe Pair, $[...***...] per plant species Probe Pair and $0.01 per yeast Probe Pair. The term “Probe Pair” as used herein shall mean [...***...] of [...***...] and [...***...]. Without limiting the foregoing, the current list prices by specific species for a Custom Probe Array representing eukaryotic organism genes with [...***...] µm feature sizes are: $[...***...] per human Probe Pair, $[...***...] per rat Probe Pair, $[...***...] per murine Probe Pair, $[...***...] per [...***...] Probe Pair, $[...***...] per yeast Probe Pair and [...***...] per plant species Probe Pair.
5.3	5.3.1	For those Probe Arrays used in Services, Gene Logic and/or its Subsidiaries will pay [...***...]% of Affymetrix’ then current U.S. list price as published in its catalog for such Probe Arrays (excluding Probe Arrays used in providing Tox Services) (“Service Array Price”); or Gene Logic and/or its Subsidiaries may provide Services for third parties with a pricing agreement in effect with Affymetrix and such customers may purchase probe arrays directly from Affymetrix, have such probe arrays shipped directly to Gene Logic and/or its Subsidiaries for use in Services for such Affymetrix customer, and Affymetrix will directly invoice its customer for such probe arrays. Neither Gene Logic nor its Subsidiaries may receive probe arrays directly from an Affymetrix customer. Gene Logic and/or its Subsidiaries agree to use the probe arrays received under the arrangement described in this paragraph only for the purpose of providing Services to the particular Affymetrix customer that has directed Affymetrix to ship such probe arrays to Gene Logic and/or its Subsidiaries and which will receive the resulting data. Affymetrix will release use restriction in such third parties solely to permit performance of Services.
	5.3.2	For those Probe Arrays used in Tox Services for the period beginning on the Effective Date and ending [...***...] thereafter (which period may be extended by mutual agreement of the Parties), Gene Logic and/or its Subsidiaries will pay [...***...] % of Affymetrix’ then current U.S. list price as published in its catalog for such Probe Arrays (“Tox Service Array Price”); or Gene Logic and/or its Subsidiaries may provide Tox Services for [...***...] and such customers may purchase probe arrays directly from Affymetrix, have such probe arrays shipped directly to Gene Logic and/or its Subsidiaries for use in Tox Services for such Affymetrix customer, and Affymetrix will directly invoice its customer for such probe arrays. Neither Gene Logic nor its Subsidiaries may receive probe arrays directly from an Affymetrix customer. Gene Logic and/or its Subsidiaries agree to use the probe arrays received under the arrangement described in this paragraph only for the purpose of providing Tox Services to the particular Affymetrix customer that has directed Affymetrix to ship such probe arrays to Gene Logic and which will receive the resulting data. Affymetrix will release use restriction

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in such third parties solely to permit performance of Tox Services. The Parties agree that any Tox Service agreements signed, or bona fide term sheets under negotiation, between Gene Logic and/or its Subsidiaries and any third party during such [...***...] period shall be honored by the Parties through the Term. If the period for Tox Services is not extended, Probe Arrays for use in Tox Services shall be subject to the prices for Probe Arrays to be used in Services set forth in Section 5.3.1.
5.3.3	The provisions of Sections 5.3.1 and 5.3.2 notwithstanding, the Parties agree that i) Probe Arrays purchased to provide any Services or Tox Services for [...***...] and its Affiliates under an agreement in effect between [...***...] and Gene Logic and/or its Subsidiaries and ii) a maximum of [...***...] Probe Arrays per year for use in proof of principle services for prospective Database subscribers whom Gene Logic and/or its Subsidiaries reasonably believes will become Database subscribers within [...***...] of receipt of such data, may be purchased at the greater of: [...***...] % of Affymetrix’ then current U.S. list price as published in its catalog; or, $[...***...]
5.3.4	As part of the written quarterly reports provided in accordance with Section 5.7, Gene Logic and/or its Subsidiaries shall also indicate the number of Probe Arrays used for the provision of Services, Tox Services and proof of principle studies pursuant to Section 5.3.3, on a country by country basis, including the names of such service recipients. If Probe Arrays used in Services or Tox Services were not purchased at the price for Services or Tox Services, Gene Logic and/or its Subsidiaries agrees to pay the difference between the [...***...] and [...***...] price applicable [...***...]. Such payment will be due to Affymetrix within [...***...] after the end of each calendar quarter during the Term.
5.4	The basis for royalties on Databases shall be equal to [...***...] percent ([...***...]%) of Net Sales to allow for value added by Gene Logic and/or its Subsidiaries on any system, package, or combination product sold or licensed in conjunction with a Database; such value added percentage to be reviewed by the Parties annually. At the time and in the manner hereinafter provided, Gene Logic and its Subsidiaries shall pay to Affymetrix an annual royalty of [...***...]% of [...***...]% of Net Sales.

5.4.1	Sample Supplier Databases will incur [...***...]. Incremental Datapoints provided to Sample Suppliers in excess of [...***...] will be subject to royalties pursuant to Section 5.4 above.
5.5	The Parties agree that the value of royalties due to Affymetrix under the Agreement between Gene Logic and Affymetrix dated January 1, 1999 is $[...***...] and not subject to audit, royalties accruing pursuant to Section 5.4 from the Effective Date forward shall be subject to a one-time $[...***...] credit applicable to royalties incurred in aggregate, by Gene Logic, its Subsidiaries and between such parties, during the Term of this Agreement so that notwithstanding the foregoing provisions, Gene Logic shall not be liable to pay Affymetrix for any royalty until such time as the aggregate royalties accrued pursuant to this Section 5.4 exceed $[...***...], at which time Gene Logic shall commence paying Affymetrix for all royalties accruing hereunder in excess of the credit in accordance with the terms of the Agreement. Notwithstanding any provision to the contrary in this Agreement, Gene Logic will be responsible for any and all royalties [...***...] due to third parties for Probe Arrays supplied to Gene Logic hereunder, and

* Confidential Treatment Requested

the Probe Array fees and Database royalties described in this Agreement shall be exclusive of any such royalty.
5.6	Except as to royalty payments, all amounts referred to in this Section 5 will be invoiced by Affymetrix when due. Royalty payments will be due as specified in Section 5.7. All Probe Arrays will be deemed accepted unless they are returned to Affymetrix within [...***...] of delivery to Gene Logic, with written explanation of the basis on which such Probe Arrays have been returned on Affymetrix’ standard “Return Materials Authorization” according to the procedures provided for in such Return Materials Authorization. All payments will be made to Affymetrix [...***...] from the date of invoicing by Affymetrix. Late payments shall bear interest at the rate of [...***...] per month. All payments in this Agreement will be made in the form of a check or wire transfer to Affymetrix in U.S. Dollars.
5.7	Gene Logic shall deliver to Affymetrix within [...***...] after the end of each calendar quarter during the Term, a written report showing its computation of payments due under Section 5 of this Agreement including any Net Sales of licenses of Databases by Gene Logic or its Subsidiaries during such calendar quarter. All Net Sales shall be segmented in each such report according to licenses by Gene Logic and each Subsidiary on a country by country basis, including the rates of exchange used to convert such royalties to U.S. Dollars from the currency in which the licenses were made. For the purposes of this Agreement, the rates of exchange to be used for converting royalties to U.S. Dollars shall be those published for the purchase of U.S. Dollars in the Wall Street Journal for the last business day of the calendar quarter for which payment is due. Simultaneously with the delivery of each such report Gene Logic shall tender payment in U.S. Dollars of all royalties shown to be due therein. Where royalties are due for licenses of Databases in a country where, by reason of currency regulations it is impossible or illegal for Gene Logic or its Subsidiaries to transfer royalty payments to Affymetrix, such royalties shall be deposited in whatever currency is allowable in a bank in that country that is reasonably acceptable to Affymetrix. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by Gene Logic shall be paid by Gene Logic on behalf of Affymetrix and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to Affymetrix as evidence of such payment in such form as required by the tax authorities having jurisdiction over Gene Logic or its Subsidiaries. Such taxes shall be deducted from the royalty that would otherwise be remitted by Gene Logic or its Subsidiaries.
5.8	Systems may be acquired/licensed by Gene Logic and its Subsidiaries at [...***...] percent ([...***...] %) [...***...] Affymetrix’ list prices and under otherwise standard terms. If during the Term Gene Logic decides to replace [...***...] or more of its Systems, Affymetrix agrees to discuss in good faith [...***...] for such System replacements.
5.9	As to transactions with [...***...] Affymetrix customers expressly licensed by Affymetrix to use Affymetrix’ current DNA probe array products for the commercialization of gene expression databases, and [...***...] under this Section 5.9 any [...***...] (including without limitation [...***...] and [...***...] has [...***...], and [...***...] or [...***...] or other [...***...] with [...***...]), Affymetrix has not, and will not make such products commercially available to such for-profit customers on terms

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more favorable, taken as a whole, than those offered to Gene Logic in this Agreement without offering such terms to Gene Logic. For the purposes of this section, a “database” shall mean a collection of gene expression datapoints derived from a probe array provided to a third party by Affymetrix or its authorized representative, [...***...] the [...***...] in a [...***...], and made available by such third party for license broadly in whole or in part for use to derive additional information; the term “database” shall exclude without limitation (i) [...***...], (ii) [...***...], (iii) [...***...], or (iv) [...***...]. Such terms shall be offered only for the overlapping period of Probe Array supply in situations where Probe Arrays are made available at prices/royalties lower than those provided herein. It is understood that if one of the following term(s) is more favorable to any such [...***...] customer, Gene Logic shall be offered such more favorable terms, provided that if Gene Logic accepts such term(s), Gene Logic shall [...***...] under which [...***...] has [...***...] of such [...***...]: a) [...***...]; b) [...***...]; and c) [...***...].
5.10	Affymetrix will maintain a running record of the average variance from the delivery times specified in Section 3.4. In the event that the average delivery time in any calendar quarter for Probe Arrays delivered to Gene Logic is more than [...***...] greater than the times specified in Section 3.4, the price of all Probe Arrays scheduled to be delivered during the next quarter shall be decreased by [...***...] % for each business day that such average is more than [...***...] late. In the event that more than [...***...] % of the Probe Arrays delivered to Gene Logic in a [...***...] during the Term are replaced for Significant Physical Defects pursuant to Exhibits D, all such Probe Arrays that are replaced by Affymetrix for Significant Physical Defects will be considered to be delivered [...***...] late in the above calculation. It is understood that commercial standards and commercial incentives regarding replacement for Significant Physical Defects will be no less favorable to Gene Logic than those in this Section 5.10.
5.11	Affymetrix will provide early access to new product releases to Gene Logic in a manner similar to its Easy Access “Gold” customers.
5.12	Affymetrix will use commercially reasonable efforts to advise Gene Logic at least thirty (30) days before Affymetrix’ first commercial sale and license of a specific mammalian gene expression Database to third parties, and shall use reasonable efforts to advise Gene Logic of the development of such mammalian gene expression Databases where Affymetrix has the legal right to do so, provided that nothing herein shall be construed as conferring upon Gene Logic any right to veto any such sale, license or development of a mammalian gene expression Database. Gene Logic acknowledges and agrees that any such advisement and the circumstances to which it relates are deemed to be the Confidential Information of Affymetrix.

6.	Intellectual Property
6.1	Any invention made during the course of and as part of this Agreement shall be owned according to inventorship of the relevant applications, provided that Gene Logic (and its Subsidiaries and Affiliates) agree to assign to Affymetrix at Affymetrix’ cost all Chip Improvement Inventions. Gene Logic agrees to communicate periodically technology improvements and developments relating to probe array technology to the Committee, excluding those improvements made independently of the use of Probe Arrays (such as those made in the course of the design or use of Gene Logic’s proprietary technologies or other non-Affymetrix technologies).

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6.2	If Gene Logic and/or its Affiliates elects, at its sole discretion, to commercialize a [...***...], then Gene Logic and/or its Affiliates as applicable agrees to negotiate in good faith with Affymetrix for at least a non-exclusive license, but only for the commercialization or development of probe arrays. Such license will be negotiated to include [...***...], and need only be provided if a third party has not already been granted a conflicting license (or an option to obtain such a license) at the time the [...***...] is made. Gene Logic and/or its Affiliates need not disclose [...***...] to Affymetrix until such time as corresponding patents are published disclosing such Genetic Inventions. For purposes of clarity, it is understood that this Section shall not be applicable to inventions made by Database customers of Gene Logic.
6.3	Affymetrix grants to Gene Logic a non-exclusive, [...***...] right and license to use the GeneChip operating system software in association with the Probe Arrays and Systems delivered hereunder. Such license will be for use of the GeneChip operating system software on the workstations provided with the Systems during the Term of this Agreement. Additional copies and software may be purchased at a discount of [...***...] % from then standard list prices. Such discount not to be applied to software maintenance fees. Bug fixes will be provided at [...***...] to Gene Logic for a period of [...***...]. Support delivered with the Systems will be provided to Gene Logic through a single Gene Logic individual designated by Gene Logic at each of such facilities. Software will be licensed subject to Affymetrix standard software license terms and conditions (written or click-through license).
6.4	To the extent that Affymetrix owns with the right to sublicense without any obligation or accounting to any un-Affiliated third party, as of the Effective Date or during the Term, patent rights (“Database Patent Rights”) that are [...***...] by Gene Logic as otherwise expressly permitted by this Agreement (the “Database Field”), Affymetrix hereby grants to Gene Logic and/or its Subsidiaries, and Gene Logic and/or its Subsidiaries accepts from Affymetrix, a worldwide, royalty-bearing as agreed upon herein, non-exclusive license, without the right to sublicense, under any such patent rights to make, but not have made, use, sell, offer for sale, import and distribute (including through distributors as otherwise expressly permitted by this Agreement) solely for the purpose of carrying out those activities expressly contemplated by this Agreement within the Database Field. For purposes of clarification, this limited license is only intended to give Gene Logic [...***...] created by Gene Logic using Probe Arrays supplied hereunder, and shall not be interpreted as a license to any specific gene or protein content or application, nor shall it be interpreted to mean that Affymetrix shall provide any information, data, know-how, trade secrets, materials or assistance to Gene Logic for use in developing or commercializing such Databases or any other database of genomic or proteomic information. For further clarification, Gene Logic’s Databases licensees are only licensed under the Database Patent Rights to the extent they use such Databases with Datapoints generated by Gene Logic using Probe Arrays supplied hereunder and provided to such licensees in connection with the license of such Databases.
6.5	The Parties acknowledge and agree that, to the extent that Affymetrix makes SIF and/or probe pair sequence information generally available to its probe array customers, Gene Logic shall also have the right to disclose such SIF and/or probe pair sequence information, as applicable, to third parties for the purpose of Gene Logic licensing or developing Databases or selling Services and Tox Services to such third parties as

* Confidential Treatment Requested

otherwise expressly permitted by this Agreement, provided that each such third party agrees in writing to be bound by confidentiality obligations consistent with those set forth in Section 8 hereof provided that Gene Logic shall not commercialize SIF sequences as a stand alone product without mutual agreement of the Parties. In the event Affymetrix decides to generally charge a fee to its customers for access to SIP and/or probe pair sequences, Affymetrix shall notify Gene Logic and the Parties shall negotiate a commercial access arrangement within [...***...] of such notification.
6.6	Gene Logic will reasonably provide recognition of Affymetrix by way of display of its trademarks in its database products generated pursuant to this Agreement. Such products will be maintained at reasonable quality, and Affymetrix grants a non-exclusive right to use its trademarks on such products. Gene Logic will allow Affymetrix reasonable review and approval of the use of such trademarks.
6.7	The Parties also hereby agree that, in the event Gene Logic has a web site containing the logos of, and/or hyperlinks to, un-Affiliated third parties, Gene Logic will include Affymetrix’ GeneChip logo and hyperlink to Affymetrix’ website in the same or more favorable manner (to be reasonably determined by the Parties) on such Gene Logic website under the same or more favorable terms and conditions.

7.	Project Coordination
7.1	The parties will form the Committee to aid in coordinating such activities under this Agreement as may be mutually agreed by the Parties. The Committee shall be composed of an equal number of representatives of Affymetrix and Gene Logic as each shall respectively appoint and be reasonably acceptable to the other Party. The decisions of the Committee shall be unanimous. A quorum shall consist of at least one Committee representative from each Party. The Committee shall act only with the concurring votes of both Parties. A Party’s representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party. The Committee shall meet at least three times during the Term, except at such times as the Parties mutually believe there are no significant agenda items. The Committee will be responsible for establishing other appropriate operational requirements for the Committee.
7.2	In addition, the Committee will participate in development of appropriate standards for Significant Physical Defects. Affymetrix will communicate potential standards for Significant Physical Defects and commercially reasonable standards so reviewed will be adopted in the first calendar year of the Term.

8.	Confidentiality
8.1	For a period of 5 years from disclosure to the other Party, each Party shall maintain the Confidential Information of the other Party in confidence (including the terms of this Agreement), and shall not disclose, divulge, or otherwise communicate such Confidential Information of the other, or use it for any purpose, except as permitted or contemplated by this Agreement, and in order to carry out the terms and objectives of this Agreement. The Parties will use reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information of the other Party. The provisions of this paragraph shall not apply to Confidential Information which:
8.1.1	was known or used by the receiving Party or its Affiliates without any restriction on disclosure, prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

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8.1.2	either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information, provided that if such Confidential Information is provided to the receiving Party by a third party rightfully in possession of the Confidential Information, but with restrictions on disclosure, the receiving Party may use such Confidential Information in accordance with such restrictions of the third party;
8.1.3	either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission of the receiving Party or its Affiliates;
8.1.4	is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to comply with a court order, or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure;
8.1.5	is independently developed by the receiving Party or its Affiliates without reference to the Confidential Information.
8.2	Affymetrix may not publish the results of Gene Logic’s or its Affiliates’ use of the Probe Arrays without approval of Gene Logic or its Affiliates respectively. Gene Logic may at its option publish results of the use of the Probe Arrays. Subject to the limitations of Section 3 above Gene Logic may publish the results of its research at its sole discretion. In the event that Gene Logic chooses to publish such results, if Affymetrix scientists have contributed to such work, authorship will be according to scientific input and Affymetrix will cooperate in such publications. If it is decided that publications will be made pursuant to this Section, Affymetrix and Gene Logic will provide the other Party draft versions of all publications reporting results of the use of the Probe Arrays, and will provide at least 60 days for technical review thereof, and will allow for removal of Confidential Information. For purposes of this Section “publication” shall refer to conventional scientific publications and not to the license of database products.

9.	Warranty
9.1	Both Parties to this Agreement represent and warrant that they have the full right and authority to enter into and perform this Agreement.
9.2	Affymetrix warrants that the Probe Arrays delivered hereunder do not incorporate the trade secret or copyright rights of a third party. Affymetrix DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES RELATING TO INTELLECTUAL PROPERTY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Affymetrix shall have no liability under any theory of strict liability, negligence, whether active or passive, or products liability. Affymetrix’ entire liability shall in no event exceed the compensation hereunder. Affymetrix shall have no liability for any consequential, incidental, or special damages. Gene Logic understands that the risks of loss herein are reflected in the price of the Probe Arrays and access fees and that the terms would have been different if there had been a different allocation of risk.

9.3	All Chip Improvement Inventions made available to Affymetrix hereunder shall be on an as-is basis. Gene Logic DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES RELATING TO INTELLECTUAL PROPERTY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Gene Logic makes no warranty that it will ever develop any Database or that it will be able to license any Database, if developed. Gene Logic shall have no liability under any theory of strict liability, negligence, whether active or passive, or products liability on account of the license of Database or the sale of Chip Improvement Inventions. Gene Logic shall have no liability for consequential, incidental, or special damages.

10.	Indemnity
10.1	Affymetrix will indemnify Gene Logic and its Affiliates against liability and will settle or defend any suit or proceeding brought against Gene Logic and its Affiliates to the extent based on a claim that the Probe Arrays delivered hereunder directly infringe an issued patent in the United States of America, [...***...]. Affymetrix will indemnify Gene Logic and its Affiliates against liability and will settle or defend any suit or proceeding brought against Gene Logic and its Affiliates to the extent based on a claim that the Probe Arrays delivered hereunder indirectly (i.e. through contributory infringement or inducement) infringe an issued patent in the United States of America, [...***...] if a) a hybridization method using probe arrays, or probe arrays themselves, or equivalent hybridization devices are specifically identified as an element of the claims of such patent in a device claim, or use of these is specifically identified as an element of the claims of such patent in a method claim, and b) the patentability of such device or method claims was materially related to the recitation of the hybridization method or the probe arrays or equivalent hybridization device, or their use. Affymetrix shall have no liability under this paragraph to the extent that the alleged infringement arises out of any addition or modification to the Probe Arrays or their use by Gene Logic and its Affiliates not specified by Affymetrix, or Gene Logic’s and its Affiliates’ combination of the Probe Arrays with other devices not specified by Affymetrix. The indemnifying Party shall pay [...***...]. For this paragraph to apply the indemnified Party must inform the indemnifying Party within 14 days of notice of any claim or suit being made or brought, and give the indemnifying Party the full authority, information, and assistance necessary to settle or defend such suit or proceeding. The indemnifying Party shall not be bound in any manner by any settlement made without its prior written consent. Any liability hereunder shall be [...***...]. In the event that the Probe Arrays are held to infringe and their use is enjoined as a result of infringement for which it has indemnified Gene Logic and its Affiliates, Affymetrix may obtain for Gene Logic and its Affiliates the right to continue using such Probe Arrays, modify them to become noninfringing, or grant Gene Logic and its Affiliates a credit for the cost of unused Probe Arrays, and accept the return of unused Probe Arrays. This paragraph states the entire liability for infringement of intellectual property rights and is in lieu of all other warranties, express or implied except as stated in Section 9.

11.	Term and Termination
11.1	This Agreement shall extend until the end of the Term, unless terminated earlier as set forth below.

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11.2	If either Party should fail to perform any obligations under this Agreement, the other Party may give written notice to the defaulting Party calling attention to the default. In the event of a material breach or default, said other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to said defaulting Party calling attention to the default unless said breach or default is corrected within sixty (60) days after such notice. Such notice shall specifically state that the nonbreaching Party intends to terminate this Agreement. Said right to terminate for default shall be in addition to, and without prejudice to the exercise of, any other remedies available in law or equity.
11.3	Upon termination of this Agreement due to expiration of the Term Gene Logic and its Affiliates may continue to use the Probe Arrays previously purchased by Gene Logic and its Affiliates [...***...] and subject to the warranty and return provisions provided in this Agreement. Gene Logic and its Affiliates understands that no license is conveyed or implied for use of the Systems herein for Probe Arrays other than those manufactured or licensed by Affymetrix.
11.4	Upon termination of this Agreement, the following provisions will survive: Sections 2, 3.7, 3.8, 3.9, 5.4, 5.5, 5.7, 6, 8, 9, 10, 11.3, 11.4, 12, 13.

12.	Dispute Resolution
12.1	No termination for breach or default hereof shall arise, nor shall any action, claim or setoff be permitted, until the following procedures have been satisfied. A designated representative of each of Affymetrix and Gene Logic shall meet in person or by teleconference within seven (7) days as reasonably requested by either Party to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. If the disagreement is not resolved by the designated representatives by mutual agreement within fourteen (14) days after a meeting to discuss the disagreement, either Party may at any time thereafter provide the other written notice specifying the terms of such disagreement in reasonable detail. Within seven (7) days of receipt of such notice, the chief executive officers of Affymetrix and Gene Logic, or their executive officer designees, shall meet at a mutually agreed upon time and location or by teleconference for the purpose of resolving such disagreement. They will discuss the problems and/or negotiate for a period of up to twenty (20) days in an effort to resolve the disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

13.	Miscellaneous
13.1	Gene Logic shall keep, and shall cause its Affiliates to keep, for a period of at least three (3) years following the expiration of the Agreement fully adequate, accurate, and true books of accounts and other records containing all information and data which may be necessary to ascertain and verify the fees and royalties payable hereunder and usages of Probes Arrays provided hereunder, including, but not limited to, books, records and electronic files showing each Database License transaction and the net invoice price for said transaction, as appropriate. During the Term of this Agreement and for a period of three (3) years following the time at which the relevant fee or payment is due, Affymetrix shall have the right, upon commercially reasonable notice, but not to exceed once per contract year, during regular business hours and upon ten (10) days notice, to have an auditing firm acceptable to all Parties make such examination as Affymetrix deems

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necessary to verify said records and books of account. In the event that such examination reveals a discrepancy between the royalties or amounts payable hereunder and the royalties or amounts actually paid, all such additional royalties or amounts, together with interest from the date when such additional royalties or amounts would have been due, shall be paid to Affymetrix within thirty (30) days of written notice from Affymetrix of such discrepancy. Any such audit shall be at Affymetrix’ sole expense and performed by a nationally recognized accounting firm. In the event that a deficiency of more than [...***...] is discovered, the audit shall be at Gene Logic’s expense. The auditing firm conducting the examination shall be under appropriate obligations of confidentiality to all Parties hereto such that, 1) if no discrepancy is found between royalties and amounts payable and actually paid for a given contract year, the auditing firm shall report that and nothing else to the Parties, 2) if a discrepancy in favor of Affymetrix is found between royalties and fees payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment and Gene Logic shall pay such discrepancy to Affymetrix within forty-five (45) days of the date of the audit report, if a discrepancy in favor of Gene Logic is found between royalties or amounts payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment, and Affymetrix shall reimburse Gene Logic within forty five (45) days of the date of the audit report, and 3) any given contract year may only be audited once, and 4) in no event shall the auditing firm reveal to any Party hereto any information it may gain during the course of the examination other than as previously stated, and 5) in no event shall the auditing firm reveal to any third party any information it may gain during the course of the examination. The Parties agree that auditors chosen to perform audits pursuant to this Section 12.1 and Section 12.2 below will not be compensated on a commission for findings basis.
13.2	Affymetrix shall keep, and shall cause its Affiliates to keep, for a period of at least three (3) years following the expiration of the Agreement fully adequate, accurate, and true books of accounts and other records containing all information and data which may be necessary to ascertain and verify the fees and royalties receivable hereunder, including, but not limited to, books, records and electronic files, as appropriate. During the Term of this Agreement and for a period of three (3) years following the time at which the relevant fee or payment is due, Gene Logic shall have the right, upon commercially reasonable notice, but not to exceed once per contract year, during regular business hours and upon ten (10) days notice, to have an auditing firm acceptable to all Parties make such examination as Gene Logic deems necessary to verify said records and books of account. In the event that such examination reveals a discrepancy between the royalties or amounts payable hereunder and the royalties or amounts actually paid, all such additional royalties or amounts, together with interest from the date when such additional royalties or amounts would have been due, shall be paid to Gene Logic within thirty (30) days of written notice from Gene Logic of such discrepancy. Any such audit shall be at Gene Logic’s sole expense and performed by a nationally recognized accounting firm. In the event that a deficiency of more than [...***...] is discovered, the audit shall be at Affymetrix’ expense. The auditing firm conducting the examination shall be under appropriate obligations of confidentiality to all Parties hereto such that, 1)

* Confidential Treatment Requested

if no discrepancy is found between royalties and amounts payable and actually paid for a given contract year, the auditing firm shall report that and nothing else to the Parties, 2) if a discrepancy in favor of Gene Logic is found between royalties and fees receivable and actually received, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment and Affymetrix shall pay such discrepancy to Gene Logic within forty-five (45) days of the date of the audit report, if a discrepancy in favor of Affymetrix is found between royalties or amounts payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of the Parties of the nature of the overpayment, and Gene Logic shall reimburse Affymetrix within forty five (45) days of the date of the audit report, and 3) any given contract year may only be audited once, and 4) in no event shall the auditing firm reveal to any Party hereto any information it may gain during the course of the examination other than as previously stated, and 5) in no event shall the auditing firm reveal to any third party any information it may gain during the course of the examination.
13.3	GENE LOGIC UNDERSTANDS THAT THE PROBE ARRAYS DELIVERED HEREUNDER ARE NOT FDA APPROVED. GENE LOGIC AGREES NOT TO USE THE PROBE ARRAYS DELIVERED HEREUNDER IN ANY CLINICAL OR OTHER SETTING REQUIRING FDA REVIEW OR APPROVAL EXCEPT THAT GENE LOGIC MAY USE THE PROBE ARRAYS IN CLINICAL TRIALS WHEN IT OBTAINS ALL REQUIRED FDA OR OTHER REGULATORY APPROVALS REQUIRED FOR USE IN SUCH TRIALS. GENE LOGIC WILL INDEMNIFY AFFYMETRIX FOR ANY CLAIMS MADE BY A PATIENT ARISING FROM THE USE OF THE PROBE ARRAYS. THE PROBE ARRAYS AND SYSTEMS ARE NOT LICENSED EXCEPT AS SPECIFICALLY RECITED HEREIN UNDER ANY INTELLECTUAL PROPERTY RIGHTS OF AFFYMETRIX.
13.4	Neither Party nor any of its Affiliates shall originate any news relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, or except as otherwise required by law.
13.5	Either Party may assign any rights or obligations of this Agreement to a party who acquires all or substantially all of the relevant assets of the assigning Party by merger or sale of assets or otherwise. In the case where the Agreement is to be assigned or transferred by merger or sale of assets or otherwise of Gene Logic to a third party listed in Exhibit B, or its Affiliate, the written consent of Affymetrix must be obtained.
13.6	This Agreement shall be construed according to the laws of California without regard to conflict of law provisions.
13.7	In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement (“Dispute”), the Parties shall seek to settle their differences amicably between themselves. Any unresolved Dispute shall be finally resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute between themselves. If the Parties are still unable to resolve the dispute, the Party giving notice may institute the arbitration proceeding under the rules of JAMS. Arbitration shall be held in the city of the defendant’s home office and, if the plaintiff prevails in such arbitration, the reasonable travel expenses of the plaintiff will be paid by the defendant. The arbitration shall be conducted before a single arbitrator mutually chosen by the Parties, but if the parties have not agreed upon a single arbitrator within fifteen (15) days after notice of the institution of the arbitration proceeding, then a single arbitrator shall be chosen under JAMS rules. All arbitrator(s) eligible to conduct the arbitration must undertake in writing as a condition of service to render their opinion(s) promptly after the final arbitration hearing. No arbitrator shall have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Decisions of the arbitrator shall be final and binding on the Parties. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence by the Parties.
13.8	The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
13.9	This Agreement and the documents referred to herein are the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating to the subject matter herein. No waiver alteration or modification of any of the provisions herein shall be binding unless in writing and signed by the Parties by their duly authorized representatives. This Agreement shall replace and supercede in their entirety the agreement effective as of January 1, 1999 between Gene Logic and Affymetrix and all amendments thereto (collectively, the “Prior Agreement”). Notwithstanding the foregoing, where this Agreement adds, deletes or modifies a term from the Prior Agreement, the applicability and effect of such addition, deletion or modification shall be prospective from the Effective Date of this Agreement only (i.e. not retroactive) and the Prior Agreement shall govern all circumstances prior to the Effective Date of this Agreement unless otherwise expressly and unambiguously stated herein. No waiver alteration or modification of any of the provisions herein shall be binding unless in writing and signed by the Parties by their authorized representatives.
13.10	The headings in this Agreement are for convenience only and shall not be considered in construing this Agreement.
13.11	In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.
13.12	This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.
13.13	None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.
13.14	Any notice required under this Agreement shall be made by overnight mail or courier to the addresses below.

If to Gene Logic: Gene Logic Inc. 708 Quince Orchard Road Gaithersberg, MD 20878 Attn: Chief Financial Officer

If to Affymetrix: Affymetrix, Inc. 3380 Central Expressway Santa Clara, California 95051 Attn: President

13.15	The Parties shall not be liable for delay or nonperformance if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of a Party, if such Party has used reasonable efforts to avoid such occurrence. Such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to the occurrence.
13.16	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as set forth below.

Affymetrix, Inc.

/s/ Susan E. Siegal

By: Susan E. Siegal

Date: 12/20/01

Gene Logic Inc.

/s/ Mark D. Gessler

By: Mark D. Gessler

Date: 12/20/01

Exhibit A
Service Recipient terms
Expression Service Addendum

This Addendum contains terms and conditions in addition to the general Terms and Conditions of Affymetrix, Inc. (AAFX”) relevant to Buyer.

“Expression Probe Array Data” shall mean data from expression probe arrays.

“Genetic Inventions” shall mean all genetic sequence (including related protein) and function inventions discovered by Buyer through the use of an Expression Probe Array Data including, without limitation, any invention which is covered by an issued patent that contains data from the Expression Probe Array Data or was supported during patent prosecution by data obtained from the Expression Probe Array Data.

Restricted Use Rights. Buyer may only use the Expression Probe Array Data provided hereunder to investigate the presence and/or levels of expressed nucleic acid sequences in the ordinary course of Buyer’s normal internal pharmaceutical and diagnostic research and development activities including clinical trials. In addition, Buyer agrees not to (a) transfer an Expression Probe Array Data to any third party; or (b) provide services to or on behalf of any third party that relate to an Expression Probe Array Data; or (c) distribute, transfer, license or otherwise make available to a third party any data or database that is obtained from the use of an Expression Probe Array Data, except i) Buyer may license data obtained from the Expression Probe Array Data to a third party licensee specifically related to a particular drug or target that has been discovered through use of the Expression Probe Array Data when such third party licensee will distribute such drug or target, ii) Buyer may transfer data within a bona fide collaboration in which Buyer’s collaborator has provided substantial scientific input to experimental design and such relationship is set forth in an agreement signed by all parties prior to the use of any Expression Probe Array Data to generate such data (bona fide collaborations do not include arrangements whose primary purpose is to give a third party access to data or databases or provide nucleic acid hybridization services), iii) Buyer may transfer data to a third party so long as Buyer receives no consideration or other quid-pro-quo for such transfer (e.g. such transfer cannot be contingent on the third party and Buyer exchanging other goods, services or intellectual property), or iv) Buyer may publish data as part of a normal, peer reviewed scientific publication or public scientific presentation; or (d) use an Expression Probe Array Data or data therefrom in a clinical diagnostic setting. Buyer agrees that third parties may only receive data from Expression Probe Array Data under (c)(i)-(iii) hereof pursuant to written agreements containing obligations explicitly benefitting AFX that are no less restrictive than those in this Agreement and which require such third party recipients not to sublicense or further distribute or transfer such data.

Intellectual Property. If Buyer elects, at its sole discretion, to commercialize a Genetic Invention, then Buyer agrees to negotiate in good faith with AFX for at least a non-exclusive license, but only in the field of probe arrays. Such license will be negotiated to include commercially reasonable royalty payments, and need only be provided if a third party has not already been granted a conflicting license (or an option to obtain such a license) at the time the Genetic Invention is made. Buyer need not disclose Genetic Inventions to AFX until such time as corresponding patents are published disclosing such Inventions.

Confidentiality. Buyer agrees not to disclose any or all of the contents of this Agreement to any third party except: with the prior written consent of AFX; if required to do so by a final order of a court of competent jurisdiction; or, as is otherwise required by applicable law following notice of not less than thirty (30) days to the other parties hereto.

INSTITUTION NAME (Please print):

By:

Name:

Title:

Date:

Signature of Buyer Officer or Designee. By signing the above, the signatory is representing and warranting that they are authorized to enter into this Agreement on behalf of Buyer.

Exhibit B
Third Party List

[...***...]
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]

* Confidential Treatment Requested

Exhibit C
Initial Forecast

Part #	Part name	Description	Chips/unit	Month [...***...]	[...***...]	[...***...]
				[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
		TOTALS		[...***...]	[...***...]	[...***...]
		[...***...]		[...***...]	[...***...]

* Confidential Treatment Requested

Exhibit D
ExemplarySignificant Physical Defects1

I. Examples of Items That Are Significant Physical Defects

1) [...***...] that are reproducibly found on Probe Arrays. [...***...] is [...***...]. Physical evidence of [...***...].

2) Damage to [...***...] of probe pairs on [...***...] such that a [...***...] in any of a set of replicate experiments which occurs on [...***...] of the Probe Arrays in [...***...] of Probe Arrays.

3) Physical defects that Affymetrix reasonably agrees compromise the ability of any single array to provide data from [...***...] of [...***...].

II	Examples of Items That Are Not Significant Physical Defects

1)	Physical Defects that do not compromise [...***...] of probe sets and do allow accurate Datapoints to be obtained.

2)	Random Physical Defects that do not compromise the ability of that array to provide Datapoints, even though they may be [...***...]

[1] The [...***...] that [...***...] are not [...***...] to be [...***...] of [...***...].

* Confidential Treatment Requested

Exhibit E
Amendment dated January 9, 2001 to the agreement between Gene Logic and
Affymetrix dated January 1, 1999 (“Prior Agreement”)

We understand from our recent meeting with you that Gene Logic has a collaboration with [...***...] and that Gene Logic and [...***...] desire for Gene Logic to purchase a [...***...] Custom Probe Array design from Affymetrix under the Prior Agreement; the Target Sequences for such Custom Probe Array design will be generated by Gene Logic and submitted by Gene Logic to Affymetrix. Gene Logic will be entitled to purchase such Custom Probe Arrays from Affymetrix pursuant to the terms and conditions, including price terms, of the Prior Agreement, and [...***...] will be entitled to purchase such Custom Probe Arrays from Affymetrix pursuant to the terms and conditions, including price terms, of the current probe array supply agreement in effect between [...***...] and Affymetrix.

We also understand from you that [...***...] has authorized Gene Logic to permit Affymetrix to manufacture and sell such [...***...] Custom Probe Arrays to other Gene Logic ToxExpress subscribers subject in each case to the probe array supply terms and conditions, including price terms, in effect between the respective ToxExpress subscriber and Affymetrix; provided that such ToxExpress subscribers (other than [...***...]) may only use such Custom Probe Arrays for expression analysis in the field of toxicology research and not for any other research and development purpose. In addition to accepting Affymetrix’ probe array supply terms and conditions, Affymetrix acknowledges that purchasers other than [...***...] or Gene Logic of such [...***...] Custom Probe Arrays will be required under their respective agreements with Gene Logic to provide notice within 15 days of filing a patent application and provide a copy of said filed application and to grant nonexclusive, fully paid-up, royalty-free licenses back to Gene Logic and other ToxExpress subscribers for any toxicity markers that are discovered using such Custom Probe Arrays; Gene Logic shall be responsible for imposing, monitoring and enforcing this requirement.

Subject to Gene Logic’s payment of the applicable fees as described in the Prior Agreement, Affymetrix agrees to design, manufacture and make available for sale such [...***...] Custom Probe Arrays and to limit the distribution of such Custom Probe Arrays to Gene Logic, [...***...] and other Gene Logic ToxExpress subscribers; Gene Logic will submit a complete written list of current ToxExpress subscribers to Affymetrix when it submits the [...***...] Target Sequences and will make periodic updates to such list as changes in its subscription base occur. For the avoidance of doubt, the design fee(s) will be paid to Affymetrix by Gene Logic as described in the Prior Agreement and the price charged by Affymetrix for such Custom Probe Arrays will be in accordance with then-current price terms and conditions in effect between Affymetrix and each individual purchaser; except for their respective agreements already in effect with Affymetrix, neither [...***...] nor Gene Logic will have any input into the price charged by Affymetrix for such Custom Probe Arrays. Also for clarity, neither Gene Logic nor [...***...] shall have any intermediary role in the purchase of Custom Probe Arrays by, or delivery of Custom Probe Arrays to, other parties.

Gene Logic represents and warrants that the foregoing information is accurate, that Affymetrix has the fully paid-up, royalty-free worldwide right and license under Gene Logic’s and [...***...] ‘s intellectual property rights (including any toxicity markers discovered using the

* Confidential Treatment Requested

Custom Probe Arrays) to make, have made, use, sell, offer to sell, import, reproduce, modify, prepare derivative works and distribute Custom Probe Arrays (including through multiple tiers of distribution), as contemplated herein, and that Gene Logic has the capacity and authority to enter into and fully perform under this Second Amendment to the Prior Agreement. Without limiting the foregoing, Gene Logic shall be fully responsible for the Target Sequences, and Gene Logic will settle or defend any legal proceeding brought against Affymetrix, its Affiliates, or customers or suppliers of either, in connection with the Target Sequences in accordance with Section 10.1 of the Prior Agreement.

Exhibit F
Affymetrix Replacement Policy

Affymetrix will replace any Probe Array found to be physically defective (per definition of Physical Defects established by this agreement) with an array of the same type, unless the Probe Array in question is no longer commercially available, in which case a mutually agreed upon alternative may be substituted. Except as provided in Section 5.10, in kind replacement by like Probe Array(s) will be the sole remedy available in response to physical defect or other replacement claims. Also Probe Arrays will be replaced if through no fault of the user an Affymetrix System, previously in good working order, and covered under a valid Affymetrix service contract (or, in the [...***...] of a [...***...] in [...***...] with the [...***...] with regards to [...***...]), malfunctions causing Probe Array(s) to be rendered un-analyzable. In cases where [...***...] causes such malfunction, no liability to replace the affected Probe Array(s) will be incurred by Affymetrix. In no case will Affymetrix be liable to replacement claims where the [...***...] and [...***...] as [...***...] are not [...***...].

Requests for replacement of defective Probe Arrays shall consist of an itemized list of the Probe Arrays, including Probe Array type, array lot number, [...***...] and any other information reasonably deemed pertinent to an investigation. [...***...] will conform to standards of nomenclature established by Affymetrix as enumerated in the table below. Note that table below is intended as an [...***...] and it is understood that the replacement decision is an independent determination, to be made by Affymetrix representative separate from this [...***...]. The [...***...] defined in table below may be amended from time to time as deemed necessary by the Committee to adequately document array performance issues. Affymetrix reserves the right to request and review any relevant data or procedures it reasonably considers necessary to diligently investigate the source of the problem prior to authorizing replacement of arrays in question. In the interest of [...***...] the [...***...] of [...***...] and in [...***...] and [...***...], the Committee will review quarterly the [...***...] as a [...***...] of [...***...] during the [...***...].

* Confidential Treatment Requested

[...***...]

[...***...];	[...***...]
[...***...]	[...***...]

* Confidential Treatment Requested

Exhibit G
Proposed deviations from Custom Probe Array design specifications:

1.	[...***...] of specific [...***...]. [...***...] may choose to [...***...] themselves for the [...***...] of [...***...]. [...***...] would be [...***...] from a [...***...] by [...***...] to be [...***...] for [...***...] on [...***...] and [...***...]. [...***...] does not [...***...] the [...***...] of [...***...] by [...***...] Logic. Estimated [...***...]
2.	[...***...] may [...***...] that have [...***...]. [...***...] does not [...***...] the [...***...] of [...***...] with [...***...] the [...***...] of [...***...]. No additional [...***...] is [...***...] to be [...***...]
3.	[...***...] may [...***...] that [...***...] from [...***...] be [...***...] on [...***...]. [...***...] information from [...***...] would not be [...***...] to [...***...]. Estimated [...***...]
4.	[...***...] may [...***...] to [...***...] from [...***...] in a [...***...]. Estimated [...***...]
5.	[...***...] may [...***...] the [...***...] which the [...***...] will be [...***...]. If this [...***...] is provided [...***...] as an [...***...], there is no [...***...] for [...***...]. If [...***...] requires [...***...] to [...***...] the [...***...] of [...***...] or other [...***...] will be added to [...***...]

For the avoidance of doubt, the Parties agree that (i) all information relating to probe sequence and/or selection thereof is acknowledged by Gene Logic to be the Confidential Information of Affymetrix and any improvement based thereupon shall be deemed by the Parties to be a Chip Improvement Invention and subject to Section 6 of the Collaboration Agreement; and (ii) all information relating to Target Sequence and/or selection thereof is acknowledged by Affymetrix to be the Confidential Information of Gene Logic and any improvement based thereupon shall be subject to Section 6 of the Collaboration Agreement.

* Confidential Treatment Requested

Exhibit H
Affymetrix Custom Probe Array Design Guide
(See attached)

GeneChip® Custom Array Design Guide

A Guide for Ordering GeneChip® Custom Arrays

Affymetrix GeneChip® Custom Arrays empower you to generate high quality microarray data specific to your research.

AFFYMETRIX®

Genechip® Custom Array Design Guide

A Guide for Ordering Genechip® Custom Arrays

For Research Use Only

Not For Use In Diagnostic Procedures

700506 Rev. 1

AFFYMETRIX, INC.
3380 Central Expressway
Santa Clara, CA 95051 USA
Tel: 1-888-362-2447 (1-888 DNA- CHIP)
Fax: 1-408-731-5441

AFFYMETRIX UK Ltd.
91 Milton Park
Abingdon
Oxon OX14 4RY
United Kingdom
Tel: +44 (0)7000 785 803
Fax: +44 (0)7000 785 804

sales@affymetrix.com

www.affymetrix.com

For research use only
Not for use in diagnostic procedures

Part No. 700506
Copyright 2000 Affymetrix, Inc. All right reserved. Affymetrix®, GeneChip®, HuSNP™, GenFlex™, 417™, 418™, 428™, Pin-and Ring™, Flying Objective™, , , Genetic Analysis Technology Consortium™, and are trademarks used by Affymetrix, Inc.
Products may be covered by one or more of the following patents and/or sold under license from Oxford Gene Technology: U.S. Patent Nos. 5,445,934; 5,744,305; 5,700,637; 5,945,334 and EP 619 321; 373 203 and other foreign or U.S. patents.

Table of Contents

GENECHIP CUSTOM ARRAY DESIGN PROCESS OVERVIEW	4
The Genechip® Probe Array Design Process	5
Preliminary Design Approval	6
Design Request	6
Array Design	6
Post Array Design	7
Purchase Order	7
Design Information	7
Standard Custom Expression Array Design	7
Number of Probe Sets on an Array	8
Minimum Order Per Array Format	9
Design Request Form	9
Example of a Design Request Form	11
Sequence File	12
Instruction File	13
Pruning Sequence File	19
Pruning Instruction File	19
UNDERSTANDING THE DESIGN PROPOSAL	20
Information	20
Probe Selection Rules	21
Actions Required	22
CONTACT INFORMATION	24
Sales	24
Customer Service	24
Chip Design	24
Technical Support	25
Trademarks	25
Limited License	25
Copyright	26

GeneChip® Custom Array Design Request Guide	3

GeneChip Custom Array Design Process Overview

This section provides you with a step by step overview of the process for designing your custom GeneChip® probe array. The four major steps which comprise the design process are:

1.	Preliminary design approval

2.	Design request

3.	Array design

4.	Post array design

Note:

•	The terms “you,” “your” and “yourself” refer to the requestor from the customer side.

•	The terms “we,” “us” and “our” refer to Affymetrix, Inc.

GeneChip® Custom Array Design Request Guide	4

GeneChip® Custom Array Design Request Guide	5

Preliminary Design Approval

The first step in the design process is to contact an Affymetrix Sales Representative and request to have a custom GeneChip® probe array designed to your specifications (for contact information, see page 24).

Affymetrix Sales staff will work with you on the Purchase Order, while Technical Support will work on planning the technical specifications of the design. If your design is approved, you will be contacted by your Sales Representative. If your design is not approved, you will also be contacted by your Sales Representative, and you will need to submit a modified design to Technical Support. This initial approval process ensures that we deliver a high quality customized probe array that meets with your satisfaction.

Design Request

After your design has been approved, the next step is to submit a Purchase Order to our Customer Service Department and to forward the associated design information to the Affymetrix Chip Design Group (see page 7 for details).

Affymetrix Customer Service personnel reviews the purchase order and verifies that it is complete. Your Purchasing Agent will be contacted for any necessary clarifications. When everything is complete, the Affymetrix Chip Design Group is notified, and a confirmation message is sent to your Purchasing Agent.

As soon as the design information is received, the Affymetrix Chip Design Group sends you a “Design Received” message1, regardless of the Purchase Order status.

When we have both the complete Purchase Order and the design information, the Affymetrix Chip Design Group sends you a “Design Request Accepted” message. This message signifies that work can begin on your customized probe array.

Array Design

We start the array design process by assigning a Chip Designer to your project. This individual acts as your contact person during the design process. If the designer has questions regarding your specifications, he/she will send you a “Design Clarification” message. Likewise, if you have questions for the designer, you can send us a “Design Clarification” message presenting your questions.

It may be necessary to send additional sequences. If this occurs, we request that you send the complete updated sequence and/or instruction files. This prevents confusion and ensures that we design the array representing all of your sequences of interest.

Upon completion of the design of your array, you will receive a “Design Proposal” describing the results. Please thoroughly review the proposal and let us know how to proceed with your design (see page 20 for details). Once you accept the proposal, we then begin working on designing the mask for your custom array.

[1]	All e-mail messages described in this document shall have the following information in the Subject line: <Array description> - <Array name>: <e-mail description>. The array name is an 11-character code for your design. The array description is provided by you in the Design Request Form. For example, a “Design Request Accepted” message will have something like “Rat Discovery-abRATDISCla: Design Request Accepted” as the subject of the message.

GeneChip® Custom Array Design Request Guide	6

Post Array Design

After the mask design is completed and we verify that all the submitted sequences are acceptable, you are sent a “Design Complete” message. Based on the date of this message, Affymetrix Customer Service will confirm the delivery date of your arrays. From this point on, technical questions regarding your arrays should be addressed to your Technical Support Representative.

Submitting a Design Request

A design request consists of two items:

1.	A Purchase Order (PO)

2.	Information related to your design.

Both items must be complete before The Affymetrix Chip Design Group may begin work on your custom array.

Purchase Order

A PO is a commitment to buy our products and services. The PO for a custom expression array consists of the following:

1.	The design fee[2]

2.	An initial order for the first lot(s) of arrays. A Purchase Order must include both items in order to be considered complete. The PO number for the Design Fee must be the same as that in the Design Request Form (see Minimum Order Per Array Format on page 9) and must be sent to the Affymetrix Customer Service Group.

Design Information

Standard Custom Expression Array Design

Below are the standard design options available for your custom array. Deviations from these parameters are not considered a Standard Custom Design and shall be subject to additional fees.

•	Sequence information: from a single eukaryotic species

•	Target strandedness: antisense

•	Feature size: 20,24 or 50 micron

•	Number of probe pairs per sequence: 16 or more

•	Probe length: 25

[2]	The design fee and lot size may be specified in your contract. Contact your Sales Representative if you have any questions.

GeneChip® Custom Array Design Request Guide	7

•	Probe set format: distributed probe sets

•	Design: single array or multi-array set[3]

•	Array format: Standard (49 arrays/wafer), Midi (100 arrays/wafer) and Mini (169 arrays/wafer) are available.

In addition, the following standard Affymetrix controls are also included in every design:

•	Edge controls

•	Corner checkerboards

•	Cycle fidelity

•	Cycle fidelity sense

•	QC controls

•	Spaced normalization

•	Center cross

•	Controls on all arrays: bioB, bioC, bioD, CRE, TRP, LYS, PHE, THR, DAP, 4 murine genes, 4 yeast genes

•	Controls for Human, Murine, Rat, Yeast, or Arabidopsis depending on your design

The completed custom array is tested using predetermined QC controls.

Number of Probe Sets on an Array

The following matrix calculates the approximate number of probe sets that will fit on a Standard size custom array (this is in addition to the Affymetrix controls).

	16 probe-pair design	20 probe-pair design

20 μm	12,574	10,059
24 μm	8,665	6,932
50 μm	1,870	1,496

The following matrix calculates the approximate number of probes that can be accommodated on an array based on the feature size and array format.

	Standard	Midi	Mini

	(49 arrays)	(100 arrays)	(169 arrays)
20 μm	402,386	156,143	62,942

[3]	A multi-array set design means that you have submitted enough sequences that require the design of two or more arrays. However, since you will be submitting one set of design information, the probe selection will be done as for a single design. If the design requires two or more arrays, the arrays will be manufactured as separate designs with costs for each additional design and array.

GeneChip® Custom Array Design Request Guide	8

24 μm	277,303	106,231	41,998
50 μm	59,858	20,623	5,951

16 or 20 probe pairs are used on our commercial arrays. The number of sequences that can be represented on an array can be calculated by using the following formula.

(number of probes for a particular feature size & array format) / (2 x [number of probe pairs])

We recommend that you submit 10-15% more sequences than can actually fit on an array, since some sequences may be lost in the pruning process.

Minimum Order Per Array Format

The array format that is used is determined by the number of genes you want to interrogate. The various formats yield a varying number of arrays per wafer. The chart below outlines the number of arrays that need to be ordered for the corresponding formats.

Format	Minimum Order

Standard	80 +/- 10
Midi	90 +/- 10
Mini	160 +/- 10

Design Request Form

An example of the Design Request Form can be found on Page 11. The form can be obtained via email from Technical Support at support@affymetrix.com or by telephone at 1-888-DNA- CHIP (1-888-362-2447). Customers in Europe can call +44 (0) 7000 785 803 (Europe). The Design Request Form will be sent to you via email in Microsoft® Word format.

The following information must be included in your Design Request Form:

•	PO number and date of request

•	Contact information

•	Specific information on your design (e.g., array description, feature size, sequence file name, instruction file name, etc).

We have created selection lists, with or without defaults, for each field requiring a specific option. This feature may not be initially apparent upon reviewing the document. You must click a field (gray area) to view the available options. All other fields in the document are text fields.

The following fields always require information:

•	All fields in the Requestor Information section

GeneChip® Custom Array Design Request Guide	9

•	Array name[4]

•	Array description

•	Sequence file name

•	Instruction file name

•	Species

•	Number of sequences per probe array

•	Number of probe pairs per sequence

•	Feature size

•	Minimum number of acceptable probes per sequence (see details on page 21)

•	Array format

All other selection list fields: if no selection is made, the defaults will be used

The following fields require information under the conditions specified:

Pruning sequence file name:	when you want to prune, or exclude, certain sequences in addition to the ones used to select probes

Constitutively expressed genes:	when the species specified is not a commercially available product.

rRNA sequence:	when the species specified is not a commercially available product.

If you are unsure of the information required in any of the required text fields, please write “don’t know.” We will work with you to determine the applicable information. If the information has been supplied elsewhere]it is acceptable to reference that field. Every mandatory field must be filled out.

If you have array design instructions that are not captured in the Instruction File, please include them in the Special Instructions section.

[4]	The “Array name” you provide us can be up to 8 characters in length. It can be a combination of any alphanumeric characters and underscores. We will then add a 2-character pretix to represent your company/institution, and a 1-character suffix to represent the target strandedness of your design. For example, if ABC Company is requesting an antisense Rat design, they might specify the Chip Name to be “RATDISCl”, and the final Array Name will look like “abRATDISCla”

GeneChip® Custom Array Design Request Guide	10

Example of a Design Request Form

The following is an example of a completed design request form:

GeneChip® Custom Array Design Request Guide	11

Sequence File

The “Sequence File” should contain all the sequences from which probes will be selected. Sequences to be used for pruning purposes only (i.e. no probes will be represented) must be included in the “Pruning Sequence File” and not the “Sequence file” (see Pruning Sequence File on page 19 for more detail).

The “Sequence File” must be in a FastA format. The FastA format is a text file containing a sequence name on one line, followed by one or more lines of sequence. The “Sequence File” has the following additional characteristics:

•	The sequence name must correspond to the value in the “name” column in the “Instruction File” (see Instruction File on page 13 for more information on the Instruction File)

•	All names defined in the “Instruction File” must exist in the “Sequence File”, and vice versa.

•	A “>” precedes the sequence name.

•	The sequence name must be unique.

•	No blank lines should exist between sequences.

•	A comment may follow the sequence name. It is important to note that comments will be ignored during chip design.

Example: contents of file “gene.txt” in FastA format

>AA618977 [insert comment here]
gttttgtctttggttaaagtaccttttgcatcatgattctttgagatgtttagattatttctagttcccgctggcttatg attttcattgattcatagcaagtttgtgcatagataagttgttgtgtaaaataactggtttatagcttgattcttattgt tgatgaaaaaa
>AA618981
agatcttacggactatctgatgaagatcttgactgagagaggttacagttttacgacgacagcggaacgtgagatagtcc gagac atcaaggagaaactgtgttgttgccttggatttcgcaggagatgggtacggcagcttcgagttcggcgttggagaagagt tatgagcttcctgatggtcaag tgattactattggtaacgagcggtraattctattatgaagctgtacccaacacagtattgtc
>ABCD
agatcttacggactatctgatgaagatcttgactgagagaggttacagttttacgacgacagcgg~cgtgagatagtccg agac atcaaggagaaactgtgttatgttg

GeneChip® Custom Array Design Request Guide	12

instruction File5

Description of Columns

The “Instruction File” is a text file containing the following tab delimited columns. The name and database columns are required in the instructions. All other columns are optional.

name

The Accession Number in GenBank or the ID referring to a sequence in the public domain databases. If this is not applicable, then indicate a proprietary ID, up to 20 characters in length. This ID must not end with an underscore followed by a single alphanumeric character (e.g. _i, _3); nor can it end with _at, _st, or_bt. In addition, the following special characters are not allowed anywhere in the “name”:

# (pound sign)

* (asterisk)

? (question mark)

; (semi-colon)

: (colon)

| (pipe)

~ (tilda)

` (tick mark)

, (comma)

\ (back slash)

/ (forward slash)

’ (apostrophe)

‘’ (single quotation marks)

“” (double quotation marks)

<> (angle brackets)

{} (curly brackets)

[ ] (square brackets)

If you want to give the probe sets that represent your submitted sequences unique names for use in data analysis, you may do so by providing an alias (See “alias” column description). If no alias is provided, then the contents of the “name” column will also be used as the probe set name.

[5]	Some examples can be found on Page 18.

GeneChip® Custom Array Design Request Guide	13

database

The biological database from which the sequence names are derived. This field can be up to 50 characters in length. If the sequences are NOT from a public database, please use “Proprietary” as the value for this column.

alias

The “alias” is the designation used for the probe set names. It is a descriptive name made of up to 20 characters. The alias must not end with an underscore followed by a single alphanumeric character (e.g. _i, _3); nor can it end with _at, _st, or _bt . In addition, the following special characters are not allowed anywhere in the “alias”:

# (pound sign)

* (asterisk)

? (question mark)

; (semi-colon)

: (colon)

| (pipe)

~ (tilda)

` (tick mark)

, (comma)

\ (back slash)

/ (forward slash)

’ (apostrophe)

‘’ (single quotation marks)

“” (double quotation marks)

<> (angle brackets)

{} (curly brackets)

[ ] (square brackets)

Please refer to page 18 for examples that illustrate different relationships between “name” and “alias”.

GeneChip® Custom Array Design Request Guide	14

hyperlink

Provide the identifier in the public databases from which the sequences were derived, preferably the GenBank version number when possible. An example of the version number can be seen in the figure below.

hyperlinkDatabase

The name of the public database for the hyperlink. If “hyperlink” and “hyperlinkDatabase” are provided, then you will be able to click the hyperlink within the Microarray Suite software and view the sequence information through your web navigation software. This is possible only if the public database supports links.

species

The name of the species from which the sequence is isolated. This column can be up to 80 characters. It should correspond to what is listed in the Design Request Form.

start

Within the sequence, the numeric (1-based) position of the start of the region of interest. This column is required if “end” is specified. Normally, probes are selected from the last 600 bases from the 3’ end (the 3’ end is the 30th base from the end of the sequence). This means that the probe selection region will be from the 630th base to the 30th base from the 3’ end of the sequence. For example, if a sequence is 1,000 bases long, the probe selection region will be from base 371 to base 970 (600 bases) e.g.,

If this is not desirable, then the “start” and “end” columns should be used.

GeneChip® Custom Array Design Request Guide	15

end

Within the sequence, the numeric (1-based) position of the end of the region of interest. This column is required if “start” is specified.

startSeq

A sequence used for checking purposes. It includes the base at “start” and the next few bases up to a total of 8 bases. This column is required if “start” is specified.

endSeq

A sequence used for checking purposes. It includes the base at “end” and the previous few bases up to a total of 8 bases. This column is required if “end” is specified.

reverseSeq

Should we reverse complement the sequences before using them? “Y” to reverse complement or “N” to use as is. If this column is not provided, we will assume that “reverseSeq” is “N” for all sequences.

For “Y”, the “start”/ “end” and “startSeq”/ “endSeq” refer to the sequence before it is reversed.

When no “start”/“end” values are specified)the sequence with “reverseSeq”=“Y” will be reverse-complemented first, and then the probe selection region will be set on the reverse-complemented sequence, using the default values (last 600 bases from the 3’ end).

When “start”/ “end” values are specified, the probe selection region set will correspond to the range set by the “start”/“end” values.

During the design, we add the suffix “_RC” to your original names (not the alias) for any sequences in which “reverseSeq” is “Y”. If you do choose this option, it is advised that you provide an alias for your sequence so that you can distinguish which sequence(s) have been reverse-complemented.

Typically, this field is used if you are providing a sequence from the non-coding strand, (e.g. most 3’ EST sequences from GenBank) or a sequence that you do not know which direction is

GeneChip® Custom Array Design Request Guide	16

coding. In the second case, you would typically specify the sequence twice in the instruction file, and say “Y” the first time, and “N” the second time.

description

An optional description of the sequence up to 4000 characters. This serves as the annotation for your sequences.

copies

The number of times the same probe set representing the same sequence is to be tiled on the array. If not provided, all probe sets will only be tiled once. However, if it is desirable for some of the probe sets representing specific sequences to be tiled more than once, then this column can be used.

Example (instruction file):

name	alias	copies
AB000l	seqAB	3

These replicate probe sets will be designated on the array as “seqAB_at” (the original set) and “seqAB_copyl_at” and “seqAB_copy2_at” (two copies of the original set).

Additional Information

Finally, you may include up to 10 classification columns of additional data for your sequences. These columns can have any headings other than the ones mentioned above, are limited to 256 characters each, and are for descriptive purposes only.

Additional characteristics of the Instruction File:

•	All alphanumeric and character fields are case insensitive.

•	Duplicate columns are not allowed.

•	If there is a value for an optional column (i.e. alias) in one row, then there must be values for that optional column in ALL rows, except for the following columns:
species
description
hyperlink and hyperlink database
classification columns

The values you provide in the following columns directly affect the array design:

•	alias

•	species

•	start

•	end

•	reverseSeq

•	copies

GeneChip® Custom Array Design Request Guide	17

The values you provide for the other columns will have no effect on the array design. However, providing these values will give you more information about your final array design, especially if you want to analyze the data gathered from different arrays.

Examples6

1.	An example of the simplest design is shown below. It selects probes from the last 600 bases from the 3’ end (where the 3’ end is the 30th base from the end of the sequence) and names the probe sets using the same name as the sequences:

name	database
A	Proprietary
B	Proprietary

2.	To specify the probe set names different from the sequence names, you can add an “alias” column to your instruction file:

name	database	alias
A	Proprietary	C
B	Proprietary	D

In terms of probes, the above instruction specifying an alias gives you exactly the same probe sets as the instructions used in Example 1. However, the probe set names will be different. The probe set for sequence A will be called C (C_at), and D for sequence B.

3.	To select probes from a specific region of interest, add the “start”, “end”, “startSeq” and “endSeq” columns:

name	database	start	end	startSeq	endSeq
A	Proprietary	1	70	ACCG	CCGT
B	Proprietary	100	200	GGGA	TAAA

Probes for sequence A will be selected from the first 70 bases of the sequence. Probes for sequence B will be selected from the 100th base to the 200th base of the sequence.

4.	To select probes from only certain regions within a sequence, specify the instruction file as follows:

name	database	alias	start	end	startSeq	endSeq
A	Proprietary	C	1	70	ACCG	CCGT
A	Proprietary	C	80	200	TTTA	TAAA

Bases 1 through 70 will be concatenated to bases 80 through 200 of sequence A. Probes will then be selected from this concatenated region. The probe set generated will be called C, to distinguish it from the original sequence since it is not the entire sequence that we are using to select probes. This can be a good way to avoid selecting probes from certain intronic regions within your sequence.

5.	To have more than one probe set produced from the same sequence, specify a different alias for each probe set you are interested in:

[6] The examples are to be used for illustrative purposes only. Only the relevant columns are shown and they may not line up as well in a red instruction file.

GeneChip® Custom Array Design Request Guide	18

database	start	end	startSeq	endSeq
Proprietary	1	70	ACCG	CCGT
Proprietary	80	200	TTTA	TAAA

Probe set C will be selected from bases 1 through 70 of sequence A. Probe Set D will be selected from bases 80 through 200 of sequence A.

6.	To reverse-complement a sequence before probe selection, add the “reverseSeq” column to the instruction file:

name	database	alias	reverseSeq
A	Proprietary	C	N
A	Proprietary	E_RC	Y

Probe set E_RC will be selected from the last 600 bases (the last 630th base to 30th base) of the reverse-complement of sequence E.

Pruning Sequence File

By default, we prune, i.e., match and exclude, against all sequences submitted for probe selections, including certain Affymetrix controls (bioB, bioC, etc). If the design is for a commercially available species, we prune your sequences against constitutively expressed genes and rRNA sequences represented on these arrays. Additionally, if there are other sequences that you would like us to prune against while selecting probes, they should be included in the “Pruning Sequence File”. We will not select probes from the “Pruning Sequence File”. The format of this file is the same as the “Sequence File” (see Sequence File on page 12). Every sequence name in the “Pruning Sequence File” should correspond to the “name” in the “Pruning Instruction File” (see below).

If you wish, you may also specify to prune against Affymetrix’ sequences used to produce the latest commercially available Genechip® probe arrays.

Pruning Instruction File

The “Pruning Instruction File” is optional. However, if you do choose to provide one, it should follow the format for the normal “Instruction File”, excluding the following columns from the “Pruning Instruction File.”

•	alias

•	start

•	end

•	startSeq

•	endSeq

•	copies

GeneChip® Custom Array Design Request Guide	19

Understanding the Design Proposal

Information

A design proposal is sent to you when we finish selecting probes from your sequences. The proposal lists all of the sequences you have requested be included in the design, followed by several columns indicating how these sequences are represented.

The columns are:

Name:	The name of your sequence.

Alias:	The alias provided in the Instruction File.

TotalProbeSets:	The total number of probe set(s) representing the sequence.

TotalProbes:	The total number of probe pairs representing the sequence.

Normal:	The number of “unique” probe sets that meet the requested # of probe pairs per sequence.

Incomplete (_i):	The number of “unique” probe sets that are fewer than the requested # of probe pairs per sequence.

The following 5 columns show the number of ADDITIONAL probes we could get by dropping certain design constraints7.

Motif (_g):	The number of probes we obtain by requiring that the probes exactly match some number (> 1) of sequences for which we were able to pick enough unique probes. These probes are labeled as “_g”.

Identical (_s):	The number of probes we obtain by requiring that the probes exactly match some number (>1) of sequences for which we were not able to pick enough unique probes. These probes are labeled as “_s”.

Similar (_f):	The number of probes we obtain by dropping all similarity constraints. These probes are labeled as “_f”.

Rule (_r):	The number of probes we obtain by dropping our heuristics. These probes are labeled as “_r”.

Neural Net (_n):	The number of probes we obtain by dropping the neural net model. These probes are labeled as “_n”.

The last 3 columns explain the other sequences in _g, _s and _f columns.

[7]	See page 21 for more detail on Probe Selection Rules.

GeneChip® Custom Array Design Request Guide	20

Represented By:	This sequence is also represented by the probe set for the named sequence.

IdenticalSeqs:	The probes for this sequence exactly match these other sequences.

SimilarSeqs:	The probes for this sequence are similar to these other sequences.

Please note: the minimum number of probes per sequence is set to the number you define in the design request form. For example, in the “incomplete (_i)” column, the number of probes will be zero if less than this number of probes were selected from that sequence.

Probe Selection Rules

The ultimate outcome of the probe selection process is dependent on the quality of the sequences submitted. A small percentage of the sequences that you submit may not yield the desired number of probe pairs after our selection rules have been applied. In this case, we may be able to relax some of the rules and label the resulting probe sets with an appropriate suffix outlined below.

_s:	Remove similarity constraints. We are unable to identify the desired number of unique probes for the specified set of sequences; however, we are able to identify among that set a number of sequences that share identical probes. Only probes representing identical regions among the sequence set are included.

_i:	Incomplete probe set. It is not possible to select the full number of unique probes.

_r:	Some rules dropped. By dropping some rules, we are able to select additional probes to obtain the number of probes requested.

_f:	Ignore family similarity. By relaxing this rule, we remove similarity constraints and only prune the probes based on the number of synthesis steps, the heuristic rules, the neural net, and the maximum number of probes. Some of the selected probes will not be identical to all members of the specified sequence family.

_g:	For sequences for which we are able to identify enough unique probes, and we can also select probes from regions that are identical among several different sequences, we then tile the common sequences on the array in addition to the unique part of each sequence. These additional common sequences are useful to interrogate the expression level of a common motif, or to provide you with cross-checking of expression levels of two or more sequences. Typically, if you choose to include _g sequences, you may interrogate up to 5% of your sequences twice. This choice should be made if you want chat additional data.

_n:	Relax the neural net model. This is not recommended.

GeneChip® Custom Array Design Request Guide	21

The following diagram is a graphical representation of “_i”, “_s”, “_f”,“_g” and unique sets.

Legend

F: a set of related sequences
S: a sequence
PS: a probe set
P: a probe

This diagram shows some of the possible relationships between sequences and probe sets on an individual probe array. The solid lines show how sequences or sequence sets are represented by individual probes or probe sets. If a solid line is connected to a box, then it applies to all of the circles in that box; if it is connected to a circle in the box, then it applies only to that particular circle.

For example, the line connecting the S circle to the _i Group box, indicates that all of the probes in that set represent only the connected sequence, and do not represent the other sequence in the same box. Whereas the line connecting the F box to the _s Group box indicates that all of the _s probes represent both sequences in the box.

Actions Required

Once you receive the design proposal, you need to review it and decide which of the following action(s) you would like us to take:

1.	Tile everything as recommended in the design proposal.

2.	Tile only certain sequences (specify which) and/or certain types (specify which types). If you choose this option, please do the following:

a.	Put the sequences in a priority list (if they are not already so when submitted), i.e. the most important sequence on top to the least important sequence at the bottom. We will tile the probe set(s) for each sequence starting from the top and continue downward until the array is filled.

b.	Tell us the maximum number of probe sets that will be used to interrogate each sequence. This is important since it is possible that some sequences may be represented by more than one probe set. For example, sequence A might have an

GeneChip® Custom Array Design Request Guide	22

Incomplete(_i) set and a Rule(_r) set. If you specify the maximum to be one, then only one set will be tiled to represent sequence A. If you specify the maximum to be two or greater, then both sets will be tiled to represent sequence A.

c.	Tell us the order of preference for selecting the probe set(s). For example, you might only want a maximum of one probe set to represent a sequence, and your order of preference might be: Normal, _i, _r, _s, _f.. Using this order, if there are Normal probes, then the Normal probe set would be tiled to represent the sequence. If not, then we would go to the next category to see if there are Incomplete (_i) probes. If yes, then the probe sets would include an Incomplete(_i) set; if not, then we would move on to the _r probes, and so on until we reach the _f Group, the last category. If there are no probes in any of the categories listed, then the sequence will not be represented on the array.

3.	Provide additional sequences for those that cannot be well represented. When providing these additional sequences, please resubmit the COMPLETE revised “Sequence File” and “Instruction File”. This necessitates repeating the probe selection process by the Affymetrix Chip Design Group, lengthening the total design time. Therefore, we advise that you submit 10-15% more sequences than desired at the beginning of the design process.

GeneChip® Custom Array Design Request Guide	23

Contact Information

Sales

Contact Sales for Genechip product information.
Email sales@affymetrk.com

Address:	USA Affymetrix, Inc. 3380 Central Expressway Santa Clara, CA 95051 USA	Europe Affymetrix UK, Ltd. Mercury Park Wycombe Lane Wooburn Green High Wycombe Bucks HPlO OHH United Kingdom

Phone: Fax:	1-408-731-5503 1-408-48 1-0422	+44 (0) 7000 785 803 +44 (0) 7000 785 804

Customer Service

For prompt attention to your purchase orders, please address all purchase orders to Customer Service. Orders sent to a specific salesperson might be delayed as most of our salespeople travel extensively.

Address:

Affymetrix, Inc. 1170 Kifer Road Sunnyvale, CA 94086 Fax: 1-800-499-7309 (United States only) Fax: 1-408-481-9442

Chip Design

All design information should be sent to Chip Design.

Email Chip_Orders@affymetrix.com

Address:

Affymetrix, Inc. 1170 Kifer Road Sunnyvale, CA 94086 Fax: 1-408-731-5380

GeneChip® Custom Array Design Request Guide	24

Technical Support

All general technical questions not related to a specific design and all support issues should be addressed to Technical Support.

Email:
support@affymetrix.com

Address:	USA Affymetrix, Inc. 3380 Central Expressway Santa Clara, CA 95051 USA	Europe Affymetrix UK, Ltd. Mercury Park Wycombe Lane Wooburn Green High Wycombe Bucks HPlO OHH United Kingdom
Phone:	1-888-DNA-CHIP (1-888-362-2447	+44(0) 7000 785 803
Fax:	1-408-481-0435	+44(0) 7000 785 804

Trademarks

Affymetrix®, GeneChip®, TM, EASI™, HuSNP™, GenFlex™, 417™, 418™, 428™, Pin-and-Ring™, Flying Objective™, TM, , Genetic Analysis Technology Consortium™, and are trademarks owned or used by Affymetrix, Inc.

Products may be covered by one or more of the following patents and/or sold under license from Oxford Gene Technology: U.S. Patent Nos. 5,445,934; 5,744,305; 5,700,637, 5,945,334; and EP 619 321; 373 203 and other foreign or US. patents.

Limited License

EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO RIGHT TO COPY, MODIFY, DISTRIBUTE, MAKE DERIVATIVE WORKS OF, PUBLICLY DISPLAY, MAKE, HAVE MADE, OFFER TO SELL, SELL, USE OR IMPORT PROBE ARRAYS OR ANY OTHER PRODUCT IS CONVEYED OR IMPLIED WITH THE PROBE ARRAYS, INSTRUMENTS, SOFTWARE, REAGENTS OR ANY OTHER ITEMS PROVIDED HEREUNDER EXCEPT FOR CERTAIN ARRAYS AND REAGENTS DESIGNATED AS “ANALYTE SPECIFIC REAGENTS” (SEE APPLICABLE PACKAGE INSERT) WHICH ARE LICENSED FOR USE AS ANALYTE SPECIFIC REAGENTS OR RESEARCH USE, ALL PRODUCTS (INCLUDING THE PROBE, ARRAYS, INSTRUMENTS, SOFTWARE, AND REAGENTS) DELIVERED HEREUNDER ARE LICENSED TO BUYER FOR RESEARCH USE ONLY. THIS LIMITED LICENSE PERMITS ONLY THE USE BY BUYER OF THE PARTICULAR PRODUCT(S), IN ACCORDANCE WITH THE WRITTEN INSTRUCTIONS PROVIDED THEREWITH, THAT BUYER PURCHASES FROM AFX OR ITS AUTHORIZED REPRESENTATIVE. THE PURCHASE OF ANY PRODUCT(S) DOES NOT BY ITSELF CONVEY OR IMPLY THE RIGHT TO USE SUCH PRODUCT(S) IN COMBINATION WITH ANY OTHER PRODUCT(S). IN PARTICULAR, (i) NO RIGHT TO MAKE, HAVE MADE OR DISTRIBUTE OTHER PROBE ARRAYS IS

GeneChip® Custom Array Design Request Guide	25

CONVEYED OR IMPLIED BY THE PROBE ARRAYS, (ii) NO RIGHT TO MAKE, HAVE MADE, IMPORT, DISTRIBUTE, OR USE PROBE ARRAYS IS CONVEYED OR IMPLIED BY THE INSTRUMENTS OR SOFTWARE, AND (iii) NO RIGHT TO USE PROBE ARRAYS IN COMBINATION WITH INSTRUMENTS OR SOFTWARE IS CONVEYED UNLESS ALL COMPONENT PARTS HAVE BEEN PURCHASED FROM AFX OR ITS AUTHORIZED REPRESENTATIVE. FURTHERMORE, PROBE ARRAYS DELIVERED HEREUNDER ARE LICENSED FOR ONE (1)TIME USE ONLY AND MAY NOT BE REUSED. THE PRODUCTS TO NOT HAVE FDA APPROVAL. NO PATENT LICENSE IS CONVEYED TO BUYER TO USE, AND BUYER AGREES NOT TO USE, THE PRODUCTS IN ANY SETTING REQUIRING FDA OR SIMILAR REGULATORY APPROVAL OR EXPLOIT THE PRODUCTS IN ANY MANNER NOT EXPRESSLY AUTHORIZED IN WRITING BY AFX IN ADVANCE.

Copyright

© 2001 Affymetrix, Inc. All rights reserved.

GeneChip® Custom Array Design Request Guide	26

Exhibit I
List prices as of January 1, 2002
Standard Probe Arrays
USD

	Part Numbers			Per Array Price

Human Arrays	5 Pack	30 Pack	Name

	900303	900304	Human Genome U95A Array	2000

	900305	900306	Human Genome U95B Array	1000

	900307	900308	Human Genome U95C Array	1000

	900309	900310	Human Genome U95D Array	1000

	900311	900312	Human Genome U95E Array	1000

			Human Genome U133A	2500

			Human Genome U133B	2500

Rat Arrays

	900249	900286	Rat Genome U34A	1600

	900250	900287	Rat Genome U34B	1000

	900251	900288	Rat Genome U34C	1000

Mouse Arrays

	900343	900344	Murine Genome U74A V.2 Array	1500

	900357	900358	Murine Genome U74B V.2 Array	1000

	900359	900360	Murine Genome U74C V.2 Array	1000

Drosophila Arrays

	900335	900336	Drosophila Genome Array	1000

Arabidopsis Arrays

	900292	900293	Arabidopsis Genome Array	800

Yeast Arrays

	900256	900285	Yeast Genome S98	800

E.coli Arrays

	900284	900295	E. coli Genome Array	800